AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1998

                                                  REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                              THE AES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                             4911                             54-1163725
(State or Other Jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer Identification No.)
Incorporation or Organization)      Classification Code Number)

                             1001 NORTH 19TH STREET
                            ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315

  (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                 BARRY J. SHARP
                             1001 NORTH 19TH STREET
                            ARLINGTON, VIRGINIA 22209
                                 (703) 522-1315

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------
                                   COPIES TO:

                            RICHARD D. TRUESDELL, JR.
                              DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4000

                                ----------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:[ ]

                                ----------------

                                                 CALCULATION OF REGISTRATION FEE
===========================================================================================================================

                                                                   PROPOSED          PROPOSED
                                                                   MAXIMUM            MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE REGIS-   AMOUNT TO BE   OFFERING PRICE       AGGREGATE            AMOUNT OF
TERED                                             REGISTERED      PER NOTE(1)    OFFERING PRICE(1)   REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------
8.50% Senior Subordinated Exchange Notes
 due 2007 ......................................  $375,000,000    99.805%           $374,267,917      $110,409
---------------------------------------------------------------------------------------------------------------------------
8.875% Senior Subordinated Exchange De-
 bentures due 2027 .............................  $125,000,000    97.064%           $121,329,463      $ 35,792
===========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Calculated pursuant to Rule 457(f).

                                ----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JANUARY 23, 1998


PROSPECTUS
JANUARY 23, 1998


[GRAPHIC OMITTED]


              THE AES CORPORATION



     OFFER TO EXCHANGE 8.50% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2007 FOR ANY AND ALL OUTSTANDING 8.50% SENIOR SUBORDINATED NOTES DUE 2007 AND TO EXCHANGE 8.875% SENIOR SUBORDINATED EXCHANGE DEBENTURES DUE 2027 FOR ANY AND ALL OUTSTANDING 8.875% SENIOR SUBORDINATED DEBENTURES DUE 2027.

     The Exchange Offer will expire at 5:00 p.m., New York City time, on February __, 1998, unless extended.
     The AES Corporation ("AES" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 8.50% Senior Subordinated Exchange Notes due 2007 (the "New 8.50% Notes") of the Company for each $1,000 principal amount of the issued and outstanding 8.50% Senior Subordinated Notes due 2007 (the "Old 8.50% Notes") of the Company and to exchange $1,000 principal amount of 8.875% Senior Subordinated Exchange Debentures due 2027 (the "New 8.875% Debentures", and together with the New 8.50% Debentures, the "New Notes") of the Company for each $1,000 principal amount of the issued and outstanding 8.875% Senior
Subordinated Debentures due 2027 (the "Old 8.875% Debentures", and, together with the Old 8.50% Notes, the "Old Notes") of the Company. As of the date of this Prospectus, there were outstanding $375,000,000 principal amount of Old 8.50% Notes and $125,000,000 principal amount of Old 8.875% Debentures. The terms of the New 8.50% Notes are identical in all material respects to the Old 8.50% Notes and the terms of the New 8.875% Debentures are identical in all material respects to the Old 8.875% Debentures, in each case except that the offer of the New Notes will have been registered under the Securities Act and therefore, the New Notes will not be subject to certain transfer restrictions, registration rights and related liquidated damage provisions applicable to the Old Notes.

     The Old 8.50% Notes were issued at 99.800% of their principal amount and the Old 8.875% Debentures were issued at 97.040% of their principal amount. The New Notes will bear interest from October 29, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from October 29, 1997 to the date of issuance of the New Notes. Interest on the New Notes is payable semi-annually on May 1 and November 1, commencing May 1, 1998, accruing from October 29, 1997 at a rate of 8.50% per annum in the case of the New 8.50% Notes and at a rate of 8.875% per annum in the case of the New 8.875% Debentures.

     The New 8.50% Notes and Old 8.50% Notes (collectively, the "8.50% Notes") are redeemable at any time on or after November 1, 2002 and the New 8.875% Debentures and the Old 8.875% Debentures (collectively, the "8.875% Debentures" and, together with the 8.50% Notes, the "Notes") are redeemable at any time on or after November 1, 2004, in each case, for cash at the option of The AES Corporation ("AES" or the "Company"), in whole or in part, at the redemption prices set forth herein, plus accrued interest. In addition, prior to November 1, 2000, in the event that the Company consummates one or more offerings of its Qualified Capital Stock (as defined herein), the Company may at its option use all or a portion of the net cash proceeds from such offerings to redeem up to 33% of the original aggregate principal amount of the 8.50% Notes at a cash redemption price equal to 108.500% of the principal amount thereof and up to 33% of the original aggregate principal amount of the 8.875% Debentures at a cash redemption price equal to 108.875% of the principal amount thereof, in each case, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least $100 million of the original aggregate principal amount of the 8.50% Notes and $83.75 million of the original aggregate principal amount of the 8.875% Debentures remains outstanding, as the case may be, thereafter. The Notes are redeemable at the option of the holder upon a Change of Control (as defined herein) at 101% of the principal amount thereof, plus accrued and unpaid interest thereon. The Notes are unsecured obligations of the Company and subordinated to all existing and future Senior Debt as defined herein) of the Company. As of September 30, 1997, on a pro forma basis after giving effect to the Adjustments (as defined herein), the Company had approximately $207 million in aggregate principal amount of Senior Debt and the subsidiaries of the Company had approximately $4.0 billion in aggregate amount of liabilities to which the Notes are effectively subordinated.

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated October 29, 1997, among the Company and the other signatories thereto (the "Registration Rights Agreement"). Based upon interpretations contained in letters issued to third parties by the staff of the Securities and Exchange Commission (the "Commission" or "SEC"), the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by each Holder thereof (other than a broker-dealer, as set forth below, and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended, (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met and must represent, if such Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes in for its own account in exchange for Old Notes, that neither such Holder nor the person receiving such New Notes, if other than a Holder, is engaged in or intends to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return tendered Old Notes to the Holders thereof.

     Prior to this Exchange Offer, there has been no public market for the Notes. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN AN EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
         SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus (this "Prospectus") in connection with the offer made hereby and if given or made such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                                TABLE OF CONTENTS

                                              PAGE                                             PAGE
                                              ----                                             ----


Available Information  .....................   2  Use of Proceeds  ...........................  24

Incorporation of Certain Documents by             The Exchange Offer  ........................  24
  Reference   ..............................   3
                                                  Description of Notes  ......................  31
Special Note Regarding Forward Looking
  Statements  ..............................   3  United States Federal Income Tax
                                                    Consequences of the Exchange Offer  ......  59
Prospectus Summary  ........................   5
                                                  Plan of Distribution  ......................  60
Risk Factors  ..............................  15
                                                  Legal Matters  .............................  60
Selected Consolidated Financial Data  ......  15
                                                  Experts  ...................................  60
Ratio of Earnings to Fixed Charges  ........  24


                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of the Registration Statement on Form S-4 under the Securities Act filed by the company with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is herby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Notes offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     AES is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. These reports, proxy and information statements and other information may be inspected without charge and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.
20549. Such material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and file with the Commission (i) all quarterly and annual financial information that would be required to file such forms, including contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent auditors and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or any beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference thereto and makes a part hereof the following documents, heretofore filed with the Commission pursuant to the Exchange Act: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (v) the Company's Current Reports on Form 8-K filed on January 9, 1998, November 10, 1997, November 6, 1997, October 24, 1997, August 18, 1997, July 16, 1997, July
15, 1997, July 14, 1997, July 3, 1997, March 24, 1997, March 13, 1997,  February
18, 1997 and January 30, 1997 and the Company's Current Reports on Form 8-K/A filed on November 7, 1997 and August 5, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering being made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Requests for such copies should be directed to William R. Luraschi, General Counsel and Secretary, The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209, telephone (703) 522-1315.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREWITH. THE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM WILLIAM R. LURASCHI, GENERAL COUNSEL AND SECRETARY, THE AES CORPORATION, 1001 NORTH 19TH STREET, ARLINGTON, VIRGINIA 22209, TELEPHONE (703) 522-1315. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FEBRUARY , 1998.


               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     Certain statements under the caption "Prospectus Summary" and under the caption "Risk Factors" in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of AES, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following factors, as well as those factors discussed in the section entitled "Risk Factors" and those discussed elsewhere in AES's filings with the Commission, including its Current Report on Form 8-K dated February

26, 1996: changes in company-wide operation and availability compared to AES's historical performance; changes in AES's historical operating cost structure, including changes in various costs and expenses; political and economic considerations in certain non-U.S. countries where AES is conducting or is seeking to conduct business; restrictions on foreign currency convertibility and remittance abroad, exchange rate fluctuations and developing legal systems; regulation and restrictions; legislation intended to promote competition in U.S. and non-U.S. electricity markets; tariffs; governmental approval processes; environmental matters; construction, operating and fuel risks; load growth, dispatch and transmission constraints; conflict of interest of contracting parties; and adherence to the AES principles; and other factors referenced in this Prospectus. See "Risk Factors."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and consolidated financial statements and the notes thereto included and incorporated by reference in this Prospectus. References herein to "AES" or the "Company" include The AES
Corporation and its subsidiaries and affiliates unless the context requires otherwise and references herein to "MW" are to megawatts.


                                  THE COMPANY

     AES is a global power company committed to supplying electricity to customers world-wide in a socially responsible way. The Company was one of the original entrants in the independent power market and today is one of the world's largest global power companies, based on net equity ownership of generating capacity (in megawatts) in operation or under construction. AES markets power principally from electricity generating facilities that it develops, acquires, owns and operates.

     Over the last five years, the Company has experienced significant growth. This growth has resulted primarily from the development and construction of new plants ("greenfield development") and also from the acquisition of existing generating plants and distribution companies, through competitively bid privatization initiatives outside of the United States or negotiated acquisitions. Since 1992, the Company's total generating capacity in megawatts has grown from 1,829 MW to 18,538 MW (an increase of 914%), with the total number of plants in operation increasing from eight to 74. Additionally, the Company's total revenues have increased at a compound annual growth rate of 20% from $401 million in 1992 to $835 million in 1996, while net income has increased at a compound annual growth rate of 22% from $56 million to $125 million and Consolidated EBITDA (as defined herein) has increased from $45 million to $189 million over the same period.

     AES  operates  and owns  (entirely or in part),  through  subsidiaries  and affiliates, power plants in ten countries with a capacity of approximately 18,538 MW (including 4,000 MW attributable to Ekibastuz which currently has a capacity factor of up to approximately 20%). AES is also constructing 9 additional power plants in seven countries with a capacity of approximately 4,921 MW. The Company's total ownership in plants in operation and under construction aggregates approximately 23,459 MW and its net equity ownership in such plants is approximately 11,699 MW. In addition, AES has numerous projects in advanced stages of development, including seven projects with design capacity of approximately 3,398 MW that have executed or been awarded power sales agreements.

     The Company is also engaged (entirely or in part) in electric power distribution businesses in Latin America through its subsidiaries and affiliates. These subsidiaries and affiliates serve approximately eight million commercial, industrial and residential customers using approximately 63,000 gigawatt hours per year.

     As a result of the Company's significant growth in recent years, the Company's operations have become more diverse with regard to both geography and fuel source and it has reduced its dependence upon any single project or customer. During 1996, four of the Company's projects individually contributed more than 10% of the Company's total revenues; Shady Point which represented approximately 20%, San Nicolas which represented approximately 16%, Thames which represented approximately 16% and Barbers Point which represented approximately 15%.

     The Company, a corporation organized under the laws of Delaware, was formed in 1981. The principal office of the Company is located at 1001 North 19th Street, Suite 2000, Arlington, Virginia 22209, and its telephone number is (703) 522-1315.

                                    OUTLOOK

     The global trend of electricity market restructuring has created significant new business opportunities for companies like AES. Both domestic and international electricity markets are being restructured and there is a trend away from government-owned electricity systems toward deregulated, competitive market structures. Many countries have rewritten their laws and regulations to allow foreign investment and private ownership of electricity generation, transmission or distribution systems. Some countries have or are in the process of "privatizing" their electricity systems by selling all or part of such systems to private investors. With 69 of its operating plants and distribution companies having been acquired or commenced commercial operations since 1992, AES has been an active participant in both the international privatization process and the development process. The Company is currently pursuing over 90 projects including acquisitions, the expansion of existing plants and new projects.

     AES believes that there is significant demand for both new and more efficiently operated electric generating capacity in many regions around the world. In an effort to further grow and diversify the Company's portfolio of electric generating plants, AES is pursuing, through its integrated divisions, additional greenfield developments and acquisitions in many countries. Several of these acquisitions, if consummated, would require the Company to obtain substantial additional financing, in the form of both debt and equity financing, in the short term.


                                    STRATEGY

     The Company's strategy in helping meet the world's need for electricity is to participate in competitive power markets as they develop either by greenfield development or by acquiring and operating existing facilities or distribution systems in these markets. The Company generally operates electric generating facilities that utilize natural gas, coal, oil, hydro power, or combinations thereof. In addition, the Company participates in the electric power distribution and retail supply businesses in certain limited instances, and will continue to review opportunities in such markets in the future.

     Other elements of the Company's strategy include:

     o Supplying energy to customers at the lowest cost possible, taking into account factors such as reliability and environmental performance;

     o    Constructing  or  acquiring   projects  of  a  relatively  large  size
          (generally larger than 100 MW);

     o When available, entering into power sales contracts with electric utilities or other customers with significant credit strength; and

     o Participating in electric power distribution and retail supply markets that grant concessions with long-term pricing arrangements.

     The Company also strives for operating excellence as a key element of its strategy, which it believes it accomplishes by minimizing organizational layers and maximizing company-wide participation in decision-making. AES has attempted to create an operating environment that results in safe, clean and reliable electricity generation. Because of this emphasis, the Company prefers to operate all facilities which it develops or acquires; however, there can be no assurance that the Company will have operating control of all of its facilities.

     Where possible, AES attempts to sell electricity under long-term power sales contracts. The Company attempts, whenever possible, to structure the revenue provisions of such power sales contracts such that changes in the cost components of a facility (primarily fuel costs) correspond, as effectively as possible, to changes in the revenue components of the contract. The Company also attempts to provide fuel for its operating plants generally under long-term supply agreements, either through contractual arrangements with third parties or, in some instances, through acquisition of a dependable source of fuel.

     As electricity markets become more competitive, it may be more difficult for AES (and other power generation companies) to obtain long-term power sales contracts. In markets where long-term contracts are not available, AES will pursue methods to hedge costs and revenues to provide as much assurance as possible of a project's profitability. In these situations, AES might choose to purchase a project with a partial hedge or with no hedge, with the strategy that its diverse portfolio of projects provides some hedge to the increased volatility of the project's earnings and cash flow. Additionally, AES may choose not to participate in these markets.

     The Company attempts to finance each domestic and foreign plant primarily under loan agreements and related documents which, except as noted below, require the loans to be repaid solely from the project's revenues and provide that the repayment of the loans (and interest thereon) is secured solely by the capital stock, physical assets, contracts and/or cash flow of that plant subsidiary or affiliate. This type of financing is generally referred to as "project financing." The lenders under these project financing structures cannot look to AES or its other projects for repayment, unless such entity explicitly agrees to undertake liability. AES has explicitly agreed to undertake certain limited obligations and contingent liabilities, most of which by their terms will only be effective or will be terminated upon the occurrence of future events. In certain circumstances, the Company may incur indebtedness which is recourse to the Company or to more than one project.



                              RECENT DEVELOPMENTS


Recent Acquisitions

     On January 21, 1998, the Company announced that it won a bid to acquire for $109 million the outstanding shares (79.78%) of Compania de Luz Electrica de Santa Ana (CLESA), an electrical distribution company in El Salvador. These shares will be purchased from Comision Ejecutiva Hidroelectrica del Rio Lempa
(CEL), a government-owned utility company. Energia Global International, Ltd., a Bermuda company, with activities in Central America, may purchase up to 20% of CLESA from AES.

     CLESA serves 188,000 customers and borders Guatemala and Honduras to the north, with access to the Pacific Ocean. Three other distribution companies in El Salvador were sold in yesterday's auction to two other private companies. Closing is expected to occur in mid-February 1998.

     In November 1997, the Company announced that it won a bid to acquire three natural gas-fired, electric generating stations from Southern California Edison for approximately $781 million. The facilities were auctioned as part of Edison's divestiture of all of its gas-fired generating facilities prior to the restructuring of California's electricity industry.

     The three plants, all located on the southern California coast, are Alamitos (2083 MW), Redondo Beach (1310 MW) and Huntington Beach (563 MW). Each of the plants has been designated a "must-run facility" because station output is critical to maintaining the reliability of electric supply in the region. Consequently, they initially will operate in part under agreements with the Independent System Operator being established through electricity restructuring. Pursuant to California's electricity restructuring law, Edison will remain under contract to operate and maintain the facilities for two years.

     Completion of the acquisition is subject to a number of conditions, including the receipt of California Public Utilities Commission approval and successful implementation of the new California electric spot market, called the Power Exchange.

     On October 21, 1997, a subsidiary of AES was the winning bidder to acquire approximately 90% of the common shares of Companhia Centro-Oeste de Distribuicao de Energia Eletrica ("CCODEE"), the distribution company serving the central and western sections of the State of Rio Grande do Sul in Brazil, for a total purchase price of approximately $1.37 billion. The acqui-sition closed on October 27, 1997, at which time the Company financed the payment of the purchase price with the proceeds of (i) $220 million of revolving credit borrowings under its $425 million revolving credit facility (the "Revolver") (the commitments under which had been temporarily increased from $425 million to $600 million), (ii) $550 million of short term loans under a bridge loan facility (the "CEEE Bridge Loan") provided by affiliates of J.P. Morgan Securities, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc and Unterberg Harris (each of which was an Initial Purchaser in one or both of the Initial Offerings (as defined below)) and (iii) $600 million of non-recourse financing under a $680 million facility provided by BankBoston and ANZ Investment Bank as co-arrangers (the "CEEE Non-recourse Financing"). AES purchased the shares of CCODEE from the State of Rio Grande do Sul in a partial privatization of Companhia Estadual de Energia Eletrica ("CEEE"), the integrated utility of Rio Grande do Sul. All of the remaining shares of CCODEE may be purchased by its employees. CCODEE currently serves approximately 800,000 customers or approximately 31.3% of the population of the State of Rio Grande do Sul on sales of 5,772 gigawatt hours. The foregoing transaction and the financing described therein and below are referred to herein as the "CEEE Acquisition". The Borrowings under the Revolver and the CEEE Bridge Loan were refinanced with the proceeds of the Initial Offerings.
See "Use of Proceeds".

     Also in October 1997, a joint venture named Tau Power that is 85% owned by AES and 15% owned by Israel-based Suntree Power completed the acquisition and takeover of two hydro-electric stations ("GES") and four combined heat and power stations ("TETS") in the province of East Kazakhstan. The total electric capacity of the stations included in the agreement is 1,384 MW, with additional thermal capacity of over 1,000 MW electric equivalent. The transaction expands AES's current global portfolio of electric generating facilities, which already includes the 4,000 MW coal-fired Ekibastuz power station in Kazakhstan. The power stations included in the agreement signed are: the 332 MW Ust-Kamenogorsk GES, the 702 MW Shulbinsk GES, the 240 MW Ust-Kamenogorsk TETS, the 50 MW Leninogorsk TETS, the 50 MW Sogrinsk TETS and the 10 MW Semipalatinsk TETS. Included in the transaction, AES obtained ownership and control of the retail sales department of the former utility and will assume the existing power supply contracts with the 50 largest customers in East Kazakhstan, including the distribution companies. Tau Power paid $20.7 million for the concession on the GES, with an additional payment of $2.5 million for the shares of the TETS. The Company will also repay back wages of approximately $4 million to the workers during the first year of operation and provide for working capital to finance the delivery of much needed coal prior to winter and complete winter preparation plans.

     In June 1997, AES together with The Southern Company and The Opportunity Fund, a Brazilian investment fund, (collectively, the "AES Consortium"), acquired 14.41% of Companhia Energ-tica de Minas Gerais ("CEMIG"), an integrated electric utility serving the State of Minas Gerais in Brazil, for a total purchase price of approximately $1.056 billion, $654 million of the financing for which was in the form of non-recourse financing provided by Banco Nacional de Desenvolvimento Economico e Social ("BNDES"). AES's portion of the purchase price was approximately $364 million after consideration of the BNDES facility. The shares of CEMIG, which represent approximately 33% of the voting interest, have been purchased from the State of Minas Gerais in a partial privatization of CEMIG. Initially, AES and The Opportunity Fund had a 90.6% and a 9.4% economic interest in the AES Consortium, respectively. Subsequently, The Southern Company exercised its option to purchase 25% interest in the AES Consortium from AES. Pursuant to a shareholders agreement between the AES Consortium and the State of Minas Gerais, AES will have significant operating influence, including the right to appoint the chief operating officer of CEMIG, and will otherwise share control of CEMIG with the State of Minas Gerais. CEMIG owns approximately 5,000 MW of generating plants and serves approximately 4 million customers. The foregoing transaction and the financing therefor described below are referred to herein as the "CEMIG Acquisition".

     In June 1997, AES completed its acquisition of the international assets of Destec Energy, Inc. ("Destec"), a large independent energy producer with headquarters in Houston, Texas, at a total price to AES of approximately $439 million. Destec's international assets acquired by AES include ownership interests in the following five electric generating plants (with ownership percentages in parentheses): (i) a 110 MW gas-fired combined cycle plant in Kingston, Canada (50%); (ii) a 405 MW gas-fired combined cycle plant in Terneuzen, Netherlands (50%); (iii) a 140 MW gas-fired simple cycle plant in Cornwall, England (100%); (iv) a 235 MW oil-fired simple cycle plant in Santo Domingo, Dominican Republic (99%); and (v) a 1,600 MW coal-fired plant ("Hazelwood") in Victoria, Australia (20%). Each of such plants is currently in operation, except for the plant in Terneuzen which is under construction. The acquisition by AES of Destec's international assets also includes Destec's non-U.S. developmental stage power projects, including projects in Taiwan, the Philippines, Australia and Argentina. The foregoing transaction and the financing therefor described below are referred to herein as the "Destec Acquisition".

     In May 1997, a subsidiary of AES, and its partner, Community Energy Alternatives ("CEA"), acquired an aggregate of 90% (AES acquired 60% and CEA acquired 30%) of two distribution companies of Empresa Social de Energia de Buenos Aires S.A. ("ESEBA") serving certain portions of the Province of Buenos Aires, Argentina for an aggregate purchase price of $565 million. AES's portion of the purchase price after consideration of non-recourse debt was $244 million. The remaining 10% is owned by the employees of each of the two acquired companies. The foregoing transaction is referred to herein as the "ESEBA Acquisition".

     AES funded its acquisition of Destec through cash on hand and borrowings under the Revolver. The net proceeds of approximately $387 million from the Company's issuance and sale of its common stock, par value $.01 per share (the "AES Common Stock"), and $2.6875 Term Convertible Securities, Series A ("Series A TECONS") in March 1997 was temporarily applied to repay amounts outstanding under the Revolver. AES financed its acquisitions of CEMIG and ESEBA through:
(i) $450 million in non-recourse bridge financing, comprised of a $250 million bridge loan (the "CEMIG Bridge") to AES CEMIG Funding Corporation, a
wholly-owned subsidiary of AES, and a $200 million bridge loan (the "ESEBA Bridge") to AESEBA Funding Corporation, a wholly-owned subsidiary of AES; (ii) a $200 million subordinated bridge loan to AES (the "AES Bridge Loan"); (iii) non-recourse project debt; (iv) borrowings under AES's Revolver and (v) cash on hand.

     AES intends to repay the ESEBA Bridge and the CEMIG Bridge through a combination of proceeds from: (i) the sale of AES's interest in Hazelwood; (ii) additional borrowings at one or more AES projects; (iii) the replacement of cash reserves with letters of credit at certain AES projects; (iv) the proceeds from the exercise of the Southern Company's option to purchase 25% interest in the AES Consortium from AES or (v) borrowings under the Revolver. None of the foregoing sources of funds is committed except for the exercise of Southern Company's option. Accordingly, there can be no assurances that such sources or any other sources will be available to repay the ESEBA Bridge and CEMIG Bridge.

     The CEMIG Bridge and ESEBA Bridge mature in August 1998 or, in the case of the ESEBA Bridge, earlier if AES sells its interest in Hazelwood. The interest rates on both the CEMIG Bridge and the ESEBA Bridge will initially be LIBOR plus 2.5% and will increase by 1.0% each month beginning February 1, 1998. These loans are secured by a pledge of 34.6 million shares of AES Common Stock issued to a subsidiary of AES.

     These projects are subject to a number of risks including those related to financing, construction and contract compliance, and there can be no assurance that they will be completed successfully.

Other Events

     In September 1997, AES began construction on the AES Parana project, an 830 MW gas-fired, combined cycle power plant. AES Parana will be located in San Nicolas, Argentina, adjacent to Central Termica San Nicolas, in which AES owns a controlling interest. AES Parana is in the final stages of arranging for project financing for the facility. AES Parana has entered into a lump sum, turnkey construction contract with Nichimen Corporation and Mitsubishi Heavy Industries for the plant. A portion of the fuel will be supplied by Total Corporation under a long term, risk management contract. Project output will be sold into the Argentine electric market. Total capital cost is estimated at $440 million, and the project is expected to commence commercial operation in 2000.

     Also in September, AES's 100% owned subsidiary, AES Mt. Stuart, raised A$103.50 million (approximately US$75.5 million) of non-recourse project financing for its 288 MW kerosene-fired simple cycle power plant in Townsville, Queensland, Australia. The project debt facility was solely under-written by Societe Generale Australia Ltd. and is comprised of a 10-year term loan, a letter of credit facility and a short-term revolving cash advance facility. Low-cost peaking power from the plant will be sold to the Queensland Transitional Power Trading Corporation under a 10-year power purchase agreement. A turnkey construction agreement has been signed with Nichimen Corporation, and the major equipment will be supplied by Mitsubishi Heavy Industries. Construction of the plant will start during the fourth quarter of 1997 and is scheduled to be completed on January 1, 1999.

     In July 1997, the Company announced a two for one stock split, in the form of a stock dividend, for holders of record on July 28, 1997 of its Common Stock, par value $.01 per share, which was paid on August 28, 1997.

     In the same month, the Company issued approximately $325 million of senior subordinated notes due 2007 with an 83/8% interest rate per annum in a private placement. The Company used the net proceeds of approximately $315 million to repay amounts outstanding under the AES Bridge Loan, to redeem the Company's $75 million 93/4% senior subordinated notes due 2000 and to repay pro rata a portion of the amounts outstanding under the ESEBA Bridge and the CEMIG Bridge. The ESEBA Bridge and the CEMIG Bridge have been refinanced and are currently $180 million and $106 million, respectively.

     Also in July, the Company sold 4.5 million shares of its common stock (on a pre-split basis) for gross proceeds of approximately $359 million or $79.75 per share. The Company used the net proceeds of approximately $350 million to repay pro rata a portion of the amounts outstanding under the ESEBA Bridge and the CEMIG Bridge.

     On January 9, 1998, the Southern Company exercised their option for approximately $114 million which was used entirely to partially pay down the CEMIG Bridge to $106 million.

     Unless otherwise indicated, all share numbers and per share amounts in this Prospectus have been restated to reflect the stock split.

     The pro forma information contained or incorporated by reference in this Prospectus has been adjusted for the Company's issuance of $325 million aggregate principal amount of 83/8% Senior Subordinated Notes due 2007 and 9 million shares of AES Common Stock, the redemption of $75 million 93/4% Senior Subordinated Notes and the repayment and reborrowing of the CEMIG Bridge and ESEBA Bridge, in each case, during the third quarter of 1997 (collectively, the "Third Quarter Financings"), the CEMIG Acquisition, the Destec Acquisition, the ESEBA Acquisition, the CEEE Acquisition and the offering of the Old Notes and an offering of Trust Convertible Securities ("TECONS") issued by AES Trust II, a Delaware business trust formed by the Company for the purpose of conducting such offering (such offerings collectively, the "Initial Offerings") and the application of the net proceeds therefrom (collectively, the "Adjustments").
Complete unaudited pro forma financial information giving effect to the Adjustments is incorporated by reference to the Company's Current Report on Form 8-K filed on January 9, 1998.

                              THE EXCHANGE OFFER

SECURITIES OFFERED.......   Up to $375,000,000  principal amount of 8.50% Senior
                            Subordinated  Exchange  Notes  due  2007  and  up to
                            $125,000,000   principal  amount  of  8.875%  Senior
                            Subordinated Exchange Debentures due 2027. The terms
                            of the New 8.50%  Notes and the Old 8.50%  Notes are
                            identical in all material  respects and the terms of
                            the  New  8.875%   Debentures  and  the  Old  8.875%
                            Debentures are identical in all material respects, in each case except that the offer of the New Notes will have been registered under the Securities Act and therefore, the New Notes will not be subject to certain transfer restrictions, registration rights and related liquidated damage provisions applicable to the Old Notes.

THE EXCHANGE OFFER.......   The Company is offering,  upon the terms and subject
                            to the conditions of the Exchange Offer, to exchange
                            $1,000  principal amount of New 8.50% Notes for each
                            $1,000  principal  amount  of Old  8.50%  Notes  and
                            $1,000 principal amount of New 8.875% Debentures for
                            each   $1,000   principal   amount  of  Old   8.875%
                            Debentures.   See  "The   Exchange   Offer"   for  a
                            description  of  the  procedure  for  tendering  Old
                            Notes.  The  Exchange  Offer is  intended to satisfy
                            obligations  of the Company  under the  Registration
                            Rights  Agreement,  dated October 29, 1997,  between
                            J.P.   Morgan  &  Co.  and  Salomon   Brothers  Inc.
                            (collectively, the "Initial Purchasers") and the Company.

TENDERS, EXPIRATION DATE;
  WITHDRAWAL.............   The  Exchange  Offer will  expire at 5:00 p.m.,  New
                            York City time on February , 1998, or such later date and time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.
                            Any Old Notes not accepted for exchange for any reasons will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange
                            Offer.

FEDERAL INCOME TAX
  CONSEQUENCES...........   The exchange pursuant to the Exchange Offer will not
                            result in any income, gain or loss to the Holders or the Company for federal income tax purposes. See
                            "United States Federal Income Tax Consequences of the Exchange Offer."

USE OF PROCEEDS..........   There will be no proceeds  to the  Company  from the
                            issuance of the New Notes  pursuant to the  Exchange
                            Offer.

EXCHANGE AGENT...........   The First  National  Bank of  Chicago  is serving as
                            Exchange  Agent  in  connection  with  the  Exchange
                            Offer.

                       CONSEQUENCE OF EXCHANGING OLD NOTES
                         PURSUANT TO THE EXCHANGE OFFER

     Based upon interpretations contained in letters issued to third parties by the staff of the SEC, the Company believes that, generally, any Holder of Old Notes (other than a broker-dealer, as set forth below, and any Holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who exchanges its Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, or otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the Holder's business and such Holder has no arrangement or understanding with any person to participate in a distribution of such New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met and must represent, if such Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, that neither such Holder nor the person receiving such New Notes, if other than the Holder, is engaged in or intends to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution". To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company does not currently intend to take any action to register or qualify the New Notes for resale in any such jurisdictions. If a Holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of New Notes could not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) or similar-no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. See "The Exchange Offer-Consequences of Failure to Exchange" and "Description of Notes-Registration Rights."


                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New 8.50% Notes and the Old 8.50% Notes are identical in all material respects, and the terms of the New 8.875% Debentures and the Old 8.875% Debentures are identical in all material respects, in each case except that the offer of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not be subject to certain transfer restrictions, registration rights and related provisions applicable to the Old Notes.

NOTES OFFERED............   Up to $375  million  aggregate  principal  amount of
                            8.50% Senior Subordinated Exchange Notes due 2007 and up to $125 million aggregate principal amount of 8.875% Senior Subordinated Exchange Debentures due
                            2027.

MATURITY DATE............   The 8.50%  Notes will mature on November 1, 2007 and
                            the 8.875% Debentures will mature on November 1, 2027.

INTEREST RATE............   The  8.50%  Notes  will bear  interest  at 8.50% per
                            annum and the 8.875% Debentures will bear interest at 8.875% per annum.

                            The New Notes will bear interest from October 29, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from October 29, 1997 to date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on May 1, 1998 (the first interest payment date with respect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer.

INTEREST PAYMENT DATES...   May 1 and November 1, commencing May 1, 1998.

OPTIONAL REDEMPTION BY THE
  COMPANY................   The  8.50%  Notes  may  not  be  redeemed  prior  to
                            November 1, 2002. On and after that date,  the 8.50%
                            Notes may be redeemed at any time, in whole or in part, on not less than 30 nor more than 60 days' notice at the prices set forth herein.

                            The 8.875% Debentures may not be redeemed prior to November 1, 2004. On and after that date, the 8.875% Debentures may be redeemed at any time, in whole or in part, on not less than 30 nor more than 60 days' notice at the prices set forth herein.

                            In addition, prior to November 1, 2000, in the event that the Company consummates one or more offerings of its Qualified Capital Stock, the Company may at its option use all or a portion of the net cash proceeds from such offerings to redeem up to 33% of the original aggregate principal amount of the 8.50% Notes at a cash redemption price equal to 108.500% of the principal amount thereof and up to 33% of the original aggregate principal amount of the 8.875% Debentures at a cash redemption price equal to 108.875% of the principal amount thereof, in each case, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least $100 million of the original aggregate principal amount of the 8.50% Notes and $83.75 million of the original aggregate principal amount of the 8.875% Debentures, as the case may be, remains outstanding thereafter.

MANDATORY SINKING FUND PAY-
  MENTS..................   The 8.50% Notes are not subject to a  sinking  fund.

                            The 8.875% Debentures are subject to mandatory redemption on a pro rata basis through operation of a mandatory sinking fund on November 1 of each year, commencing on November 1, 2008, to and including November 1, 2026, according to the sinking fund payments set forth herein. The sinking fund redemption price is 100% of the principal amount of the 8.875% Debentures being redeemed, together with interest accrued to the date fixed for redemption.

RANKING..................   The Notes will be general  unsecured  obligations of
                            the  Company  and will be  subordinated  in right of
                            payment to all  Senior  Debt of the  Company.  As of
                            September  30,  1997,  on a pro  forma  basis  after
                            giving  effect to the  Adjustments,  the Company had
                            approximately $207 million in aggregate principal
                            amount of Senior Debt.  In addition,  the  Company's
                            subsidiaries  had  approximately   $4.0  billion  in
                            aggregate amount of liabilities to which the Notes are effectively subordinated.

CHANGE OF CONTROL OFFER..   Upon a Change of  Control,  each Holder of the Notes
                            shall have, subject to certain conditions, the right
                            to require that the Company repurchase such Holder's
                            Notes at 101% of the principal amount thereof,  plus
                            accrued and unpaid  interest to the date of purchase
                            in accordance  with the  procedures set forth in the
                            Indenture  (as defined  herein) for the Notes.  If a
                            Change  of   Control   occurs,   the   subordination
                            provisions of the Notes require Senior Debt to be repaid prior to the purchase of any tendered Notes.
                            Due to the highly leveraged nature of the Company, there can be no assurance that, upon a Change of Control, the Company will be able to fund the purchase of the Notes. See "Description of Notes --
                            Covenants  --  Repurchase  of Notes Upon a Change of
                            Control."

PRINCIPAL COVENANTS......   The  Indenture  for the Notes will  restrict,  among
                            other  things,  the  ability of the  Company and its
                            Restricted  Subsidiaries  (as defined herein) to (i)
                            incur  additional  indebtedness,  (ii) pay dividends
                            and make other  distributions,  (iii)  make  certain
                            investments,  (iv) engage in  unrelated  businesses,
                            (v) create  encumbrances to secure Debt that is pari
                            passu with or subordinated to the Notes, (vi) engage
                            in  certain  transactions  with  affiliates,   (vii)
                            dispose  of  certain   assets  or  (viii)  merge  or
                            consolidate with or into, or sell or otherwise transfer their properties and assets as an entirety to, another entity. See "Description of Notes --
                            Covenants."


                                 RISK FACTORS

     Prospective purchasers of the Notes should carefully consider the specific matters set forth under "Risk Factors" as well as the other information and data included, or incorporated by reference, in this Prospectus prior to making an investment in the Notes.

                                 RISK FACTORS

     In addition to the other matters described in this Prospectus, Holders of Old Notes should carefully consider the following risk factors before accepting the Exchange Offer.


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the SEC, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each Holder thereof (other than a broker-dealer, as set forth below, and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met and must represent, if such Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, that neither such Holder nor the person receiving such New Notes, if other than the Holder, is engaged in or intends to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must represent that the Old Notes tendered in exchange therefor were acquired as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the New Notes for resale in any such jurisdictions. In addition, the tender of Old Notes pursuant to the Exchange Offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to a reduction in liquidity.


EXCHANGE OFFER PROCEDURES

     To participate in the Exchange Offer, and avoid the restrictions on Old Notes, each Holder of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "Exchange Agent") on or prior to the Expiration Date (or comply with the guaranteed delivery procedures described below on or before the Expiration
Date). In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. See "The Exchange Offer."

LEVERAGE AND SUBORDINATION

     The Company and its subsidiaries had approximately $3.9 billion of outstanding indebtedness at September 30, 1997. As a result of the Company's level of debt, the Company might be significantly limited in its ability to meet its debt service obligations, to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions. As of September 30, 1997, the Company had a consolidated ratio of total debt to total book capitalization (including current debt) of approximately 70%.

     The Notes will be subordinated to all existing and future Senior Debt, including, but not limited to, the amounts outstanding under the Company's $425 million Revolver. As of September 30, 1997, on a pro forma basis after giving effect to the Adjustments, the Company had approximately $207 million in aggregate principal amount of Senior Debt.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Debt will first be entitled to receive payment in full of all amounts due or to become due under all Senior Debt before the holders of the Notes will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on such Notes. No payments on account of principal, premium, if any, or interest in respect of the Notes may be made if there shall have occurred and be continuing a default in any payment under any Senior Debt or during certain periods when an event of default under certain Senior Debt permits the lenders thereunder to accelerate the maturity thereof. See "Description of Notes -- Subordination."

     The Notes will be effectively subordinated to the indebtedness and other obligations (including trade payables) of the Company's subsidiaries. At September 30, 1997, on a pro forma basis after giving effect to the Adjustments, the indebtedness and obligations of the Company's subsidiaries would have aggregated approximately $4.0 billion. The ability of the Company to pay principal of, premium, if any, and interest on the Notes will be dependent upon the receipt of funds from its subsidiaries by way of dividends, fees, interest, loans or otherwise. Most of the Company's subsidiaries with interests in power generation facilities currently have in place, and the Indenture for the Notes will, under certain circumstances, permit the Company's subsidiaries to enter into, arrangements that restrict their ability to make distributions to the Company by way of dividends, fees, interest, loans or otherwise. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the Notes. Any right of the Company to receive any assets of any of its subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company (and the consequent right of the holders of the Notes to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's creditors (including trade creditors and holders of debt and preferred stock issued by such subsidiary). The Company currently conducts substantially all of its operations through its subsidiaries.

DOING BUSINESS OUTSIDE THE UNITED STATES

     The Company's involvement in the development of new projects and the acquisition of existing plants in locations outside the United States is increasing and most of the Company's current development and acquisition activities are for projects and plants outside the United States. The Company, through subsidiaries, affiliates and joint ventures, has ownership interests in 76 power plants outside the United States in operation or under construction. Thirty-nine of such power plants are located in Brazil; nine in the People's Republic of China; seven in Kazakhstan; six in Argentina; five in the United Kingdom; three in Hungary; two in each of Australia and Pakistan; and one in each of the Netherlands, Canada and the Dominican Republic.

     The financing, development and operation of projects outside the United States entail significant political and financial uncertainties (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, currency inconvertibility, political instability, civil unrest, and expropriation) and other credit quality, liquidity or structural issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed or operated, which AES may not be capable of fully insuring or hedging against. The ability to obtain financing on a commercially acceptable non-recourse basis in developing nations may also require higher investments by the Company than historically have been the case. In addition, financing in countries with less than investment grade sovereign credit ratings may also require substantial participation by multilateral financing agencies. There can be no assurance that such financing can be obtained when needed.

     The uncertainty of the legal environment in certain countries in which the Company, its subsidiaries and its affiliates are or in the future may be developing, constructing or operating could make it more difficult for the Company to enforce its respective rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the Company's ability to hold a majority interest in some of the projects that it may develop or acquire. International projects owned by the Company may, in certain cases, be expropriated by applicable governments. Although AES may have legal recourse in enforcing its rights under agreements and recovering damages for breaches thereof, there can be no assurance that any such legal proceedings will be successful.

COMPETITION

     The global power production market is characterized by numerous strong and capable competitors, many of whom may have extensive and diversified developmental or operating experience (including both domestic and international experience) and financial resources similar to or greater than the Company. Further, in recent years, the power production industry has been characterized by strong and increasing competition with respect to both obtaining power sales agreements and acquiring existing power generation assets. In certain markets, these factors have caused reductions in prices contained in new power sales agreements and, in many cases, have caused higher acquisition prices for existing assets through competitive bidding practices. The evolution of competitive electricity markets and the development of highly efficient gas-fired power plants have also caused, or are anticipated to cause, price pressure in certain power markets where the Company sells or intends to sell power. There can be no assurance that the foregoing competitive factors will not have a material adverse effect on the Company.

DEVELOPMENT UNCERTAINTIES

     The majority of the projects that AES develops are large and complex and the completion of any such project is subject to substantial risks. Development can require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation on terms satisfactory to the Company of engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation and satisfactory completion of construction. There can be no assurance that AES will be able to obtain new power sales contracts, overcome local opposition, if any, obtain the necessary site agreements, fuel supply and ash disposal agreements, construction contracts, steam sales contracts, licenses and certifications, environmental and other permits and financing commitments necessary for the successful development of its projects. There can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful. If these development efforts are not successful, the Company may abandon a project under development. At the time of abandonment, the Company would expense all capitalized development costs incurred in connection therewith and could incur additional losses associated with any related contingent liabilities. The future growth of the Company is dependent, in part, upon the demand for significant amounts of additional electrical generating capacity and its ability to obtain contracts to supply portions of this capacity. Any material unremedied delay in, or unsatisfactory completion of, construction of the Company's projects could, under certain circumstances, have an adverse effect on the Company's ability to meet its obligations, including the payment of principal of, premium, if any and interest on the Notes. The Company also is faced with certain development uncertainties arising out of doing business outside of the United States. See "-- Doing Business Outside the United States."

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company has achieved a significant portion of its growth through acquisitions and expects that it will continue to grow, in part, through acquisitions. During 1997 alone the Company consummated the ESEBA Acquisition, the Destec Acquisition, the CEMIG Acquisition and the CEEE Acquisition in which the Company invested an aggregate of approximately $1.9 billion (excluding non-recourse debt). Although each of the acquired businesses had a significant operating history at the time of its acquisition by the Company, the Company has a limited history of owning and operating these businesses. In addition, most of these businesses were government owned and some were operated as part of a larger integrated utility prior to their acquisition by the Company. There can be no assurances that the Company will be successful in transitioning these to private ownership, that such businesses will perform as expected or that the returns from such businesses will support the indebtedness incurred to acquire them or the capital expenditures needed to develop them.

UNCERTAINTY OF ACCESS TO CAPITAL FOR FUTURE PROJECTS

     Each of AES's projects under development and those independent power supply businesses it may seek to acquire may require substantial capital investment. Continued access to capital with acceptable terms is necessary to assure the success of future projects and acquisitions. AES has substantially utilized project financing loans to fund the capital expenditures associated with constructing and acquiring its electric power plants and related assets. Project financing borrowings have been substantially non-recourse to other subsidiaries and affiliates and to AES as the parent company and are generally secured by the capital stock, physical assets, contracts and cash flow of the related project subsidiary or affiliate. The Company intends to continue to seek, where possible, such non-recourse project financing in connection with the assets which the Company or its affiliates may develop, construct or acquire. However, depending on market conditions and the unique characteristics of individual projects, such financing may not be available or the Company's traditional providers of project financing, particularly multinational commercial banks, may seek higher borrowing spreads and increased equity contributions.

     Furthermore, because of the reluctance of commercial lending institutions to provide non-recourse project financing (including financial guarantees) in certain less developed economies, the Company, in such locations, has and will continue to seek direct or indirect (through credit support or guarantees) project financing from a limited number of multilateral or bilateral international financial institutions or agencies. As a precondition to making such project financing available, these institutions may also require governmental guarantees of certain project and sovereign related risks. Depending on the policies of specific governments, such guarantees may not be offered and as a result, AES may determine that sufficient financing will ultimately not be available to fund the related project.

     In addition to the project financing loans, if available, AES provides a portion, or in certain instances all, of the remaining long-term financing required to fund development, construction, or acquisition. These investments have generally taken the form of equity investments or loans, which are subordinated to the project financing loans. The funds for these investments have been provided by cash flows from operations and by the proceeds from borrowings under the short-term credit facilities and issuances of senior subordinated notes, convertible debentures and common stock of the Company.

     The Company's ability to arrange for financing on either a fully recourse or a substantially non-recourse basis and the costs of such capital are dependent on numerous factors, including general economic and capital market conditions, the availability of bank credit, investor confidence in the Company, the continued success of current projects and provisions of tax and securities laws which are conducive to raising capital in this manner. Should future access to capital not be available, AES may decide not to build new plants or acquire existing facilities. While a decision not to build new plants or acquire existing facilities would not affect the results of operations of AES on its currently operating facilities or facilities under construction, such a decision would affect the future growth of AES.


DEPENDENCE ON UTILITY CUSTOMERS AND CERTAIN PROJECTS

     The nature of most of AES's power projects is such that each facility generally relies on one power sales contract with a single customer for the majority, if not all, of its revenues over the life of the power sales contract. During 1996, five customers, including CL&P, a subsidiary of Northeast Utilities, ac-counted for 73% of the Company's consolidated total revenues. The prolonged failure of any one utility customer to fulfill its contractual obligations could have a substantial negative impact on AES's primary source of revenues. AES has sought to reduce this risk in part by entering into power sales contracts with utilities or other customers of strong credit quality and by locating its plants in different geographic areas in order to mitigate the effects of regional economic downturns.

     Four of the Company's plants collectively represented approximately 39% of AES's consolidated total assets at December 31, 1996 and generated approximately 67% of AES's consolidated total revenues for the year ended December 31, 1996.

     Sales to Connecticut Light & Power Company ("CL&P") represented 16% of the Company's total revenues in 1996. Moody's Investor Service Inc. ("Moody's") and Standard & Poor's Corporation ("S&P") have recently downgraded CL&P's senior secured long-term debt from Baa3/BBB- to Ba2/BB and S&P has placed CL&P on watch for possible downgrade. As a result of regulatory action by the Public Service Commission of New Hampshire, Moody's and S&P recently downgraded the senior unsecured debt of Northeast Utilities, the parent of CL&P, from Ba2/BB to B1/B+ and S&P has placed Northeast Utilities on watch for possible downgrade.


REGULATORY UNCERTAINTY

     AES's cogeneration operations in the United States are subject to the provisions of various laws and regulations, including the Public Utility
Regulatory Policies Act of 1978, as amended ("PURPA") and the Public Utility Holding Company Act of 1935, as amended ("PUHCA"). PURPA provides to qualifying facilities ("QFs") certain exemptions from substantial federal and state legislation, including regulation as public utilities. PUHCA regulates public utility holding companies and their subsidiaries. AES is not and will not be subject to regulation as a holding company under PUHCA as long as the domestic power plants it owns are QFs under PURPA. QF status is conditioned on meeting certain criteria, and would be jeopardized, for example, by the loss of a steam customer. The Company believes that, upon the occurrence of an event that would threaten the QF status of one of its domestic plants, it would be able to react in a manner that would avoid the loss of QF status (such as by replacing the steam customer). In the event the Company were unable to avoid the loss of such status for one of its plants, to avoid public utility holding company status, AES could apply to the Federal Energy Regulatory Commission ("FERC") to obtain status as an Exempt Wholesale Generator ("EWG"), or could restructure the ownership of the project subsidiary. EWGs, however, are subject to broader regulation by FERC and may be subject to state public utility commissions regulation regarding non-rate matters. In addition, any restructuring of a project subsidiary could result in, among other things, a reduced financial interest in such subsidiary, which could result in a gain or loss on the sale of the interest in such subsidiary, the removal of such subsidiary from the consolidated income tax group or the consolidated financial statements of the Company, or an increase or decrease in the results of operations of the Company.

     The United States Congress is considering proposed legislation which would repeal PURPA entirely, or at least repeal the obligation of utilities to purchase from QFs. There is strong support for grandfathering existing QF contracts if such legislation is passed, and also support for requiring utilities to conduct competitive bidding for new electric generation if the PURPA purchase obligation is eliminated. Various bills have also proposed repeal of PUHCA. Repeal of PUHCA would allow both independents and vertically integrated utilities to acquire retail utilities in the United States that are geographically widespread, as opposed to the current limitations of PUHCA which require that retail electric systems be capable of physical integration. In addition, registered holding companies would be free to acquire non-utility businesses, which they may not do now, with certain limited exceptions. In the event of a PUHCA repeal, competition for independent power generators from vertically integrated utilities would likely increase. Repeal of PURPA and/or PUHCA may or may not be part of comprehensive legislation to restructure the electric utility industry, allow retail competition, and deregulate most electric rates. The effect of any such repeal cannot be predicted, although any such repeal could have a material adverse effect on the Company.

ELECTRIC UTILITY INDUSTRY RESTRUCTURING PROPOSALS

     The FERC and many state utility commissions are currently studying a number of proposals to restructure the electric utility industry in the United States. Such restructuring would permit utility customers to choose their utility supplier in a competitive electric energy market. The FERC issued a final rule in April 1996 which requires utilities to offer wholesale customers and suppliers open access on utility transmission lines, on a comparable basis to the utilities' own use of the lines. The final rule is subject to rehearing and may become the subject of court litigation. Many utilities have already filed "open access" tariffs. The utilities contend that they should recover from departing customers their fixed costs that will be "stranded" by the ability of their wholesale customers (and perhaps eventually, their retail customers) to choose new electric power suppliers. The FERC final rule endorses the recovery of legitimate and verifiable "stranded costs." These may include the costs utilities are required to pay under many QF contracts which the utilities view as excessive when compared with current market prices. Many utilities are therefore seeking ways to lower these contract prices or rescind the contracts altogether, out of concern that their shareholders will be required to bear all or part of such "stranded" costs. Some utilities have engaged in litigation against QFs to achieve these ends.

     In addition, future United States electric rates may be deregulated in a restructured United States electric utility industry and increased competition may result in lower rates and less profit for United States electricity sellers. Falling electricity prices and uncertainty as to the future structure of the industry is inhibiting United States utilities from entering into long-term power purchase contracts. The effect of any such restructuring on the Company cannot be predicted, although any such restructuring could have a material adverse effect on the Company.


LITIGATION AND REGULATORY PROCEEDINGS

     From time to time, the Company and its affiliates are parties to litigation and regulatory proceedings. Investors should review the descriptions of such matters contained in the Company's Annual, Quarterly and Current Reports filed with the Commission and incorporated by reference herein. There can be no assurances that the outcome of such matters will not have a material adverse effect on the Company.


BUSINESS SUBJECT TO STRINGENT ENVIRONMENTAL REGULATIONS

     AES's activities are subject to stringent environmental regulation by federal, state, local and foreign governmental authorities. For example, the Clean Air Act Amendments of 1990 impose more stringent standards than those previously in effect, and require states to impose permit fees on certain emissions. Congress and other foreign governmental authorities also may consider proposals to restrict or tax certain emissions. These proposals, if adopted, could impose additional costs on the operation of AES's power plants. There can be no assurance that AES would be able to recover all or any increased costs from its customers or that its business, financial condition or results of operations would not be materially and adversely affected by future changes in domestic or foreign environmental laws and regulations. The Company has made and will continue to make capital and other expenditures to comply with environmental laws and regulations. There can be no assurance that such expenditures will not have a material adverse effect on the Company's financial condition or results of operations.


CONTROL BY EXISTING STOCKHOLDERS

     As of September 30, 1997, AES's two founders, Roger W. Sant and Dennis W. Bakke, and their immediate families together owned beneficially approximately 22.1% of the outstanding AES Common Stock. As a result of their ownership interests, Messrs. Sant and Bakke may be able to significantly influence or exert control over the affairs of AES, including the election of the Company's directors. As of September 30, 1997, all of AES's officers and directors and their immediate families together owned beneficially approximately 29.2% of the outstanding AES Common Stock. To the extent that they decide to vote together, these stockholders would be able to significantly influence or control the election of AES's directors, the management and policies of AES and any action requiring stockholder approval, including significant corporate transactions.

ADHERENCE TO AES'S PRINCIPLES -- POSSIBLE IMPACT ON RESULTS OF OPERATIONS

     A core part of AES's corporate culture is a commitment to "shared principles": to act with integrity, to be fair, to have fun and to be socially responsible. The Company seeks to adhere to these principles not as a means to achieve economic success, but because adherence is a worthwhile goal in and of itself. However, if the Company perceives a conflict between these principles and profits, the Company will try to adhere to its principles -- even though doing so might result in diminished or foregone opportunities or financial benefits.


LACK OF PUBLIC MARKET

     The New Notes are being offered to the Holders of the Old Notes. The Old Notes were issued on October 29, 1997 to a limited number of institutional investors. The New Notes are new securities for which there currently is no market. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. There can be no assurance that an active trading market for the New Notes will develop. If a trading market develops for the New Notes, future trading prices of such securities will depend on many factors, including prevailing interest rates, the Company's results of operations and financial condition and the market for similar securities.


RISK OF FRAUDULENT TRANSFER

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be applied by a court on behalf of any unpaid creditor or a representative of AES's creditors in a lawsuit to subordinate or avoid the Notes in favor of other existing or future creditors of AES. Under applicable provisions of the U.S. Bankruptcy code or comparable provisions of state fraudulent transfer or conveyance laws, if AES at the time of issuance of the Notes, (i) incurred such indebtedness with intent to hinder, delay or defraud any present or future creditor of AES or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (ii) received less than reasonably equivalent value or fair consideration for issuing the Notes and AES (a) was insolvent, (b) was rendered insolvent by reason of the issuance of the Notes, (c) was engaged or about to engage in business or a transaction for which the remaining assets of AES constitute unreasonably small capital to carry on its business or (d) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature, then, in each case, a court of competent jurisdiction could void, in whole or in part, the Notes. Among other things, a legal challenge of the Notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by AES as a result of the issuance by AES of the Notes.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, AES would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than all of its assets at fair valuation or if the present fair market value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature. There can be no assurance that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the holders of the Notes.

     Management believes that, for purposes of all such insolvency, bankruptcy and fraudulent transfer or conveyance laws, the Notes are being incurred without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith, and that AES after the issuance of the Notes will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. There can be no assurance, however, that a court passing on such questions would agree with management's view.

                     SELECTED CONSOLIDATED FINANCIAL DATA

         The following table summarizes certain selected consolidated financial data, which should be read in conjunction with the Company's consolidated financial statements and related notes incorporated by reference herein. The selected consolidated financial data as of and for each of the five years in the period ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company. The consolidated financial statements as of December 31, 1995 and 1996, and for each of the three years inthe period ended December 31, 1996, and the independent auditors' report thereon, are incorporated by reference herein. The selected financial data presented below as of September 30, 1996 and 1997 and for the nine months ended September 30, 1996 and 1997 are derived from the unaudited consolidated financial statements of the Company. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year. The Company believes that the unaudited information for the nine months ended September 30, 1996 and 1997 contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the operating results for such periods.

                                                                                                                  NINE MONTHS
                                                                                                                      ENDED
                                                                 YEAR ENDED DECEMBER 31,                         SEPTEMBER 30,
                                              --------------------------------------------------------------------------------------
                                                  1992        1993        1994        1995        1996          1996         1997
                                              ----------- ----------------------- ----------- ------------ ------------ ------------
In millions, except ratio and per share data
STATEMENT OF OPERATIONS DATA:
Revenues:
 Sales ...................................... $     394   $     508   $     514   $     672   $     824    $     545     $     871
 Services ...................................         7          11          19           7          11            6             9
                                              ---------   ---------   ---------   ---------   ---------    ---------     ---------
   Total revenues ...........................       401         519         533         679         835          551           880
                                              ---------   ---------   ---------   ---------   ---------    ---------     ---------
Operating cost and expenses:
 Cost of sales ..............................       222         257         252         388         495          315           567
 Cost of services ...........................         6           9          13           6           7            6             9
 Selling, general and administrative ex-
   penses                                            18          35          32          32          35           23            25
 Provision to reduce carrying value of as-
   sets .....................................        --          22          --          --          20           --            19
                                              ---------   ---------   ---------   ---------   ---------    ---------     ---------
   Total operating costs and expenses .......       246         323         297         426         557          344           620
                                              ---------   ---------   ---------   ---------   ---------    ---------     ---------
Operating income ............................       155         196         236         253         278          207           260
Other income and (expense):
 Interest expense ...........................       (99)       (128)       (125)       (127)       (144)         (97)         (154)
 Interest income ............................         8          11          22          27          24           16            28
 Equity in earnings of affiliates (net of
   income taxes) ............................         2          10          12          14          35           16            58
                                              ---------   ---------   ---------   ---------   ---------    ---------     ---------
 Income before income taxes, minority
   interest and extraordinary item ..........        66          89         145         167         193          142           192
 Income taxes ...............................         9          18          44          57          60           47            50
 Minority interest ..........................         1          --           3           3           8            6            10
                                              ---------   ---------   ---------   ---------   ---------    ---------     ---------
 Net income before extraordinary item .......        56          71          98         107         125           89           132
 Extraordinary item .........................        --          --           2          --          --           --            (3)
                                              ---------   ---------   ---------   ---------   ---------    ---------     ---------
 Net income ................................. $      56   $      71   $     100   $     107   $     125    $      89     $     129
                                             =========   =========   =========   =========   =========    =========     =========
 Net income per share before extraordinary
   item...................................... $    0.40   $    0.49   $    0.65   $    0.71   $    0.81    $    0.58     $    0.78
                                              =========   =========   =========   =========   =========    =========     =========
 Net income per share ....................... $    0.40   $    0.49   $    0.66   $    0.71   $    0.81    $    0.58     $    0.76
                                              =========   =========   =========   =========   =========    =========     =========
 Weighted average number of common
   and common equivalent shares .............     138.8       146.0       151.6       151.8       154.6        153.1         169.0
 Ratio of earnings to fixed charges(1) ......      1.37 x      1.62 x      2.08 x      2.18        1.83 x       2.04 x        1.45 x

                                                                                                              NINE MONTHS
                                                                                                                 ENDED
                                                               YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                             ----------------------------------------------------------- -----------------------
                                                 1992        1993        1994        1995        1996        1996        1997
                                             ----------- ----------- ----------- ----------- ----------- ----------- -----------
In millions, except ratios
BALANCE SHEET DATA:
Total assets ...............................  $  1,552    $  1,687    $  1,915    $  2,341    $  3,622    $  3,419    $  6,568
Revolving bank loan (current) ..............        --          --          --          50          88          89          --
Project financing debt (current) ...........        71          79          61          84         110         243         533
Revolving bank loan (long term) ............        --          --          --          --         125         125          --
Project financing debt (long term) .........     1,146       1,075       1,019       1,098       1,558       1,301       2,814
Other notes payable (long term) ............        50         125         125         125         325         325         573
Company-obligated mandatorily redeem-
 able preferred securities of AES Trust I...        --          --          --          --          --          --         250
Stockholders' equity .......................       177         309         401         549         721         689       1,444
Debt to total capitalization plus short term
 debt ratio:
 Project financing debt ....................      83.2 %      72.4 %      67.0 %      61.6 %      57.0%      55.7%       59.6%
 Parent debt(2) ............................       3.4         7.9         7.8         9.1        18.4       19.4        10.2
                                              --------    --------    --------    --------    --------    --------     --------
   Total   .................................      86.6 %      80.3 %      74.8 %      70.7 %      75.4%      75.1%       69.8%
                                              ========    ========    ========    ========    ========    ========     ========

                                                                                                  FOUR QUARTERS
                                                                                                      ENDED
                                                      YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                      ------------------------------------------------------- ---------------------
                                          1992        1993       1994       1995       1996       1996       1997
                                      ----------- ---------- ---------- ---------- ---------- ---------- ----------
In millions, except ratios
OTHER DATA:
Net cash provided by operating activ-
 ities ..............................  $     76    $   123    $   164    $   197    $   182    $   178    $   152
Consolidated EBITDA(3)(4) ...........        45         30         68        110        193        121        234
Consolidated Fixed Charges(3) .......         3          7         11         12         40         26         69
Fixed Charge Ratio(3) ...............      15.0 x      4.3 x      6.2 x      9.2 x      4.8 x      4.7 x      3.4 x


----------
(1) For purposes of this ratio, earnings include income before taxes and fixed charges excluding capitalized interest. Fixed charges include interest, whether capitalized or expensed, and amortization of deferred financing costs, whether capitalized or expensed.

(2) Parent debt represents obligations of the Company, as parent. It does not include non-recourse obligations of the Company's subsidiaries.

(3) The other data presented for "Consolidated EBITDA," "Consolidated Fixed Charges" and "Fixed Charge Ratio" is calculated in accordance with the respective definitions of such terms in the Indenture and set forth herein under "Description of Notes -- Certain Definitions." As of September 30, 1997, on a pro forma basis after giving effect to the Adjustments, Consolidated EBITDA, Consolidated Fixed Charges, and Fixed Charge Ratio were $246 million, $99 million, and 2.5x, respectively.

(4) Consolidated EBITDA is a concept defined in the Indenture and is not a substitute for cash flows from operating activities as defined by generally accepted accounting principles.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges.

                                                                                           NINE MONTHS
                                                                                              ENDED
                                                      YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                             ------------------------------------------   --------------
                                              1992     1993     1994     1995     1996         1997
                                             ------   ------   ------   ------   ------   --------------
Ratio of earnings to fixed charges  ......   1.37     1.62     2.08     2.18     1.83         1.45

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and minority interest, plus fixed charges, less capitalized interest, less excess of earnings over dividends of less-than-fifty-percent-owned companies. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense which the Company believes to be representative of an interest factor. A statement setting forth the computation of the above ratios is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

     During the period from January 1, 1992 until September 30, 1997, no shares of Preferred Stock were issued or outstanding, and during that period the Company did not pay any Preferred Stock dividends.


                                 USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. The net proceeds from the offering of the Old Notes of approximately $486 million were used, together with approximately $291 million from the TECONS offering to repay approximately $770 million of the indebtedness incurred in connection with the CEEE Acquisition (consisting of approximately $220 million under the Revolver and $550 million under the CEEE Bridge Loan) and for general corporate purposes, including other potential acquisitions.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on February __, 1997; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $375,000,000 aggregate principal amount of the Old 8.50% Notes and $125,000,000 aggregate principal amount of the Old 8.875% Debentures was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about the date set forth on the cover page to all Holders of Old Notes at the addresses set forth in the security register with respect to Old Notes maintained by the Trustee. The Company's obligations to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "Certain Conditions to the Exchange Offer" below.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of such extension to the Exchange Agent and notice of such extension to the Holders as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.


PROCEDURES FOR TENDERING OLD NOTES

     The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The First National Bank of Chicago (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date (or comply with guaranteed delivery procedures described below on or prior to the Expiration Date). In addition, (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (The "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS AND, EXCEPT AS OTHERWISE PROVIDED BELOW, WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of its authority to so act must be submitted.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     By tendering, each Holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder not any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the tendering Holder is a broker-dealer that will receive New Notes for its owns account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     No alternative, conditional, irregular or contingent tenders will be accepted. All tendering Holders, by execution of the Letter of Transmittal (or facsimile thereof), shall waive any right to receive notice of the acceptance of the Old Notes for exchange.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.


INTEREST ON THE NEW NOTES

     The New Notes will bear interest from October 29, 1997, payable semiannually on May 1 and December 1 of each year, commencing on May 1, 1998, at the rate of 8.50% per annum in the case of the New 8.50% Notes and at the rate of 8.875% per annum in the case of the 8.875% Debentures. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from October 29, 1997 until the date of the issuance of the New Notes.
Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on May 1, 1998 (the first interest payment date with respect to the Old Notes and the New Notes) that they would have received had they not accepted the Exchange Offer.


BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer promptly after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Notes so tendered will only be made after timely confirmation of such book-entry transfer of Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

     If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.


WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a  withdrawal  to be  effective,  a written,  telegraphic  or facsimile notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder, must include a statement that such Holder is withdrawing its election to have such Old Notes exchanged and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company than the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.


CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, such acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

     The foregoing condition is for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA").


EXCHANGE AGENT

     The First National Bank of Chicago has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

                                       THE FIRST NATIONAL BANK OF CHICAGO
                                                Exchange Agent

                  By Mail:                 Facsimile Transmissions:        By Hand or Overnight Delivery:

     (Registered or Certified Mail       (Eligible Institutions Only)     The First National Bank of Chicago
              Recommended)                    (212) 240-8938             c/o First Chicago Trust Company
    The First National Bank of Chicago                                             of New York
         c/o First Chicago Trust                                                   14 Wall Street
           Company of New York                                                   8th Floor, Window 2
               14 Wall Street                                                 New York, New York 10005
           8th Floor, Window 2
        New York, New York 10005
                              To Confirm by Telephone or for Information Call:
                                               (212) 240-8801

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.


FEES AND EXPENSES

     The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders. The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The estimated cash expenses to be incurred in connection with the Exchange
Offer will be paid by the Company and are estimated in the aggregate to be $   .

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that (i) Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon and (ii) if a transfer tax is imposed for any reason other than the transfer of Old Notes to the Company or its order pursuant to the Exchange Offer, the Holder will be responsible for the payment of any such taxes (whether imposed on the registered Holder or any other person).


CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. The Company believes that, based upon interpretations contained in letters issued to third parties by the staff of the SEC, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by each Holder thereof (other than a broker-dealer, as set forth below, and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. If any Holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company does not currently intend to take any action to register or qualify the New Notes for resale in any such jurisdictions.

                              DESCRIPTION OF NOTES

     The New 8.50% Notes and the New 8.875% Debentures will each be a separate series of debt securities to be issued under an Indenture (hereinafter referred to as the "Indenture") dated as of October 29, 1997, between the Company and The First National Bank of Chicago (hereinafter referred to as the "Trustee") as amended by the First Supplemental Indenture dated as of November 21, 1997, copies of each of which have been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Wherever particular defined terms of the Indenture are referred to, such defined terms shall be incorporated herein by reference. A summary of certain defined terms used in the Indenture and referred to in the following summary description of the Notes is set forth below under "Certain Definitions". The following summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

     The terms of the New 8.50% Notes are identical in all material respects to the terms of the Old 8.50% Notes and the terms of the 8.875% Debentures are identical in all material respects to the terms of the Old 8.875% Debentures, in each case except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the Exchange Offer is not consummated by April 27, 1998, Holders that have complied with their obligations under the Registration Rights Agreements will be entitled, subject to certain exceptions, to liquidated damaged in an amount equal to 0.5% per annum held by such Holder until July 26, 1998 and increasing to an amount equal to 1.0% per annum thereafter until the consummation of the Exchange Offer.


GENERAL

     The Notes will be general unsecured obligations of the Company subordinated in right of payment to all Senior Debt of the Company. Initially the 8.50% Notes will be limited to $375 million aggregate principal amount and the 8.875% Debentures will be limited to $125 million aggregate principal amount. However, the Company has the right to issue additional 8.50% Notes and additional 8.875% Debentures under the Indenture with the same terms including, without limitation, interest and interest payment rates, as the Notes offered hereby.

     Any such additional 8.50% Notes or 8.875% Debentures issued from time to time by the Company shall constitute part of the same series as the 8.50% Notes or 8.875% Debentures, as the case may be, offered hereby.

     Principal of, and premium, if any, on, the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Trustee. Interest at the annual rate set forth on the cover page hereof will accrue from October 29, 1997, will be payable semi-annually on May 1 and November 1 commencing May 1, 1998, to the Holders thereof at the close of business on the preceding April 15 and October 15, respectively, and, unless other arrangements are made, will be paid by checks mailed to such Holders.

     The Notes will be issued only in fully registered form in denominations of $1,000 and any multiple of $1,000. No service charge shall be payable for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

     The 8.50% Notes will be redeemable, at the Company's option, in whole or in part, at any time on or after November 1, 2002, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed in percentages of principal amount) ("Redemption Prices"), plus accrued interest to the date of redemption, if redeemed during the 12-month period commencing on or after November 1 of the years set forth below:

                 YEAR                               REDEMPTION PRICE
                 ----                               ----------------
                 2002.........................          104.250%
                 2003.........................          102.833%
                 2004.........................          101.417%

     and, after November 1, 2005, at 100% of the principal amount.

     The 8.875% Debentures will be redeemable, at the Company's option, in whole or in part, at any time on or after November 1, 2004, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at a price equal to the sum of (i) par plus accrued interest to the date of redemption plus (ii) the "Make-Whole Amount" if any.

     The term "Make-Whole Amount" shall mean, in connection with any optional redemption of any 8.875% Debenture, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the Business Day immediately preceding the date of such redemption) from the respective dates on which such principal and interest would have been payable if such prepayment had not been made, over (ii) the aggregate principal amount of the 8.875% Debentures being redeemed.

     The term "Reinvestment Rate" shall mean 0.50% (one-half of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the maturity of the principal being prepaid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     The term "Statistical Release" shall mean the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.

     In addition, prior to November 1, 2000 in the event that the Company consummates one or more offerings of its Qualified Capital Stock, the Company may at its option, use all or a portion of the proceeds therefrom to redeem up to 33% of the original aggregate principal amount at maturity of the 8.50% Notes at a cash redemption price equal to 108.500% of the principal amount thereof and up to 33% of the original aggregate principal amount of the 8.875% Debentures at a cash redemption price equal to 108.875% of the principal amount thereof, in each case, plus accrued and unpaid interest thereon through the date of repurchase; provided that at least $100 million of the original aggregate principal amount of the 8.50% Notes and $83.75 of the original aggregate principal amount of the 8.875% Debentures, as the case may be, remains outstanding thereafter.

MANDATORY SINKING FUND

     The 8.875% Debentures are subject to mandatory redemption on a pro rata basis on each November 1, commencing November 1, 2008, to and including November 1, 2026 (each, a "Mandatory Sinking Fund Redemption Date"). On each Mandatory Sinking Fund Redemption Date, the Company shall redeem 8.875% Debentures with an aggregate principal amount equal to $6.25 million (subject to adjustment as described below, the "Mandatory Sinking Fund Payment Amount"); provided that the Company's obligation to redeem 8.875% Debentures on any Mandatory Sinking Fund Redemption Date shall be deemed satisfied to the extent that the Company delivers or causes to be delivered to the Trustee for cancellation, on or prior to such Mandatory Sinking Fund Redemption Date, 8.875% Debentures, if any, acquired during the 12-month period preceding such Mandatory Sinking Fund Redemption Date. The sinking fund redemption price is 100% of the principal amount of the 8.875% Debentures being redeemed, together with interest accrued to the Mandatory Sinking Fund Payment Date.

     The Mandatory Sinking Fund Payment Amount shall be subject to adjustment in the event that on or prior to any Mandatory Sinking Fund Redemption Date the Company delivers or causes to be delivered to the Trustee for cancellation 8.875% Debentures with an aggregate principal amount in excess of the Mandatory Sinking Fund Payment Amount for such next succeeding Mandatory Sinking Fund Redemption Date, in which case the Mandatory Sinking Fund Payment Amount applicable to each Mandatory Sinking Fund Redemption Date after the next succeeding Mandatory Sinking Fund Redemption Date shall be adjusted to be the quotient obtained by dividing (i) the aggregate principal amount of 8.875% Debentures outstanding after giving effect to such cancellation by (ii) the number of remaining Mandatory Sinking Fund Redemption Dates including the next succeeding Mandatory Sinking Fund Redemption Date.


GLOBAL NOTES

     The Notes will be issued in the form of one or more fully registered global notes (each a "Global Note") deposited with the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive registered form, a Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

     Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with the Depositary ("Participants") or persons that may hold interests through Participants. Upon the issuance of a Global Note, the Depositary for such Global Note will credit, on its book-entry registration and transfer system, the Participants' accounts with the respective principal amounts of the Notes represented by such Global Note beneficially owned by such Participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of such ownership interests will only be effected through, records maintained by the Depositary (with respect to interests of Participants) and on the records of Participants (with respect to interests of persons holding through Participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer, or pledge beneficial interests in Global Notes.

     So long as the Depositary or its nominee is the owner of record of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have the Notes represented by such Global Note registered in their names, and will not receive or be entitled to receive physical delivery of such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of record under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

     Payments of principal of, premium, if any, and interest on Notes represented by a Global Note registered in the name of the Depositary or its nominee will be made to such Depositary or such nominee, as the case may be, as the registered owner of such Global Note. None of the Company, the Trustee, or any agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Note or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary, upon receipt of any payment of principal, premium, if any, or interest in respect of such Global Note, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of the Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Global Note held through such Participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

     If the Depositary notifies the Company that it is at any time unwilling or unable to continue as Depositary or ceases to be eligible under applicable law, and a successor Depositary eligible under applicable law is not appointed by the Company within 90 days, the Company will issue such Notes in definitive form in exchange for such Global Note. In addition, the Company may at any time and in its sole discretion determine not to have any of the Notes represented by one or more Global Notes and, in such event, will issue Notes in definitive form in exchange for all of the Global Notes representing such Notes. Any Notes issued in definitive form in exchange for a Global Note will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Note.


SAME-DAY SETTLEMENT IN RESPECT OF GLOBAL NOTES

     So long as any Notes are represented by Global Notes registered in the name of the Depositary or its nominee, such Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in such Notes will therefore be required by the Depositary to settle in immediately available funds. No assurances can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.


SUBORDINATION

     The payment of principal of, Change of Control purchase price, premium, if any, and interest on the Notes will, to the extent and in the manner set forth in the Indenture, be subordinated in right of payment to the prior payment in full, in cash equivalents, of all Senior Debt.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Notes will be entitled to receive any payment in respect of the principal of, Change of Control purchase price, premium, if any, or interest on the Notes.

     No payments on account of principal, Change of Control purchase price, premium, if any, or interest in respect of the Notes may be made by the Company if there shall have occurred and be continuing a default in any payment with respect to Senior Debt. In addition, during the continuance of any other event of default (other than a payment default) with respect to Designated Senior Debt pursuant to which the maturity thereof may be accelerated, from and after the date of receipt by the Trustee of written notice from the holders of such Designated Senior Debt or from an agent of such holders, no payments on account of principal, Change of Control purchase price, premium, if any, or interest in respect of the Notes may be made by the Company for a period ("Payment Blockage Period") commencing on the date of delivery of such notice and ending 179 days thereafter (unless such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of such Designated Senior Debt or from an agent of such holders, or such event of default has been cured or waived or has ceased to exist). Only one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period shall be or be made the basis for the commencement of any subsequent Payment Blockage Period by the holders of such Designated Senior Debt, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     By reason of such subordination, in the event of insolvency, funds that would otherwise be payable to Holders will be paid to the holders of Senior Debt to the extent necessary to pay the Senior Debt in full, and the Company may be unable to meet fully its obligations with respect to the Notes.

     As of September 30, 1997, on a pro forma basis after giving effect to the Adjustments, the Company had approximately $207 million in aggregate principal amount of Debt which would have constituted Senior Debt. The Company expects from time to time to incur additional Debt constituting Senior Debt. Although the Indenture contains limitations on the amount of Debt which the Company may incur, the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. See "-- Covenants -- Limitation on Debt" below.

     In addition, the Company currently conducts substantially all of its operations through its Subsidiaries. The rights of the Company and its creditors, including the Holders of the Notes, to participate in the distribution of the assets of any Subsidiary upon any liquidation or reorganization of such Subsidiary or otherwise will be effectively subordinated to, and subject to, the prior claims of creditors of such Subsidiary, except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary. The ability of the Company to pay principal of, Change of Control purchase price, premium, if any, and interest on the Notes will be dependent upon the receipt of funds from its Subsidiaries by way of dividends, fees, interest, loans or otherwise. Most of the Company's Subsidiaries with interests in a Power Supply Business currently have in place, and the Indenture will permit the Company's Subsidiaries to enter into, arrangements that restrict their ability to make distributions to the Company by way of dividends, fees, interest, loans and otherwise. As of September 30, 1997, on a pro forma basis after giving effect to the Adjustments, the Company's Subsidiaries had approximately $4.0 billion of indebtedness to which the Notes would have been effectively subordinated. The Company expects its Subsidiaries from time to time to incur additional Debt and the amount of such Debt could be substantial.


REGISTRATION RIGHTS

     Holders of New Notes are not entitled in any registration rights with respect to the New Notes. Holders of Old Notes are entitled to certain registration rights pursuant to the Registration Rights Agreement. AES has agreed with the Initial Purchasers pursuant to the terms of the Registration Rights Agreement, for the benefit of the Holders of the Old Notes, that AES will use its reasonable best efforts, to file and cause to become effective a registration statement (the "Exchange Offer Registration Statement,") with respect to a registered offer to exchange the Old Notes for an issue of notes of AES with terms identical to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions or the additional interest provisions described below). Upon such registration statement being declared effective, AES shall offer the New Notes in return for surrender of the Old Notes. The Exchange Offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed out to Holders of the Old Notes. For each Old Note surrendered to AES under the Exchange Offer, the Holder will receive a New Note of the same series and of equal principal amount. The Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration Statement.

     In the event that applicable interpretations of the staff of the Commission do not permit AES to effect the Exchange Offer, AES shall use its best efforts to cause to become effective a shelf registration statement with respect to resales of the Notes (a "Shelf Registration Statement") and to keep such Shelf Registration Statement effective until the earliest of (i) two years after the Closing Date, (ii) the time when the Notes registered thereunder can be sold by non-affiliates of AES pursuant to Rule 144(k), or (iii) such time as all the Notes have been sold thereunder, AES shall, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when a registration statement for the Notes has become effective and take certain other actions as are required to permit resales of the Notes.

     In the event that (i) the Exchange Offer Registration Statement (or in the event the Exchange Offer is not permitted under applicable law or Commission policy, a Shelf Registration Statement) is not filed with the Commission on or prior to the 90th day following the Closing Date, (ii) such Exchange Offer Registration Statement is not declared effective by the Commission or a Shelf Registration Statement is not filed with the Commission on or prior to the 150th day following the Closing Date of the Notes or (iii) the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the 180th day following the Closing Date (each such event referred to in clauses (i) through (iii), a "Registration Default"), then AES will pay additional interest (in addition to the interest otherwise due on the Notes) to each holder of the Notes during the first 90-day period immediately following the occurrence of each such Registration Default in an amount equal to 0.5% per annum increasing to an amount equal to 1.0% per annum thereafter. Such additional interest will cease accruing on such Notes when the Registration Default has been cured.


COVENANTS

Limitation on Debt

     The Company will not Incur any Debt, including Acquisition Debt, unless after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, the Fixed Charge Ratio of the Company would be greater than 2 to 1. The Company's obligation to comply with this covenant will terminate if and when the Notes become Investment Grade.

     Notwithstanding the foregoing, the Company may Incur each and all of the following: (i) Debt under or in respect of the Bank Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed $600 million; (ii) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Notes or other Debt of the Company in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest, premium, if any, and fees and expenses related to such exchange or refinancing); provided that (A) the date of any scheduled payment of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) on any Debt so refinanced or exchanged otherwise due after the final scheduled maturity date of the Notes shall not occur prior to such maturity date as a result of such exchange or refinancing and (B) new Debt the proceeds of which are used to exchange or refinance the Notes or other Debt of the Company that is subordinated in right of payment to the Notes shall only be permitted under this clause (ii) if (x) in case the Notes are exchanged or refinanced in part, such new Debt, by its terms or by the terms of any agreement or instrument pursuant to which such Debt is issued, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (y) in case the Debt to be exchanged or refinanced is subordinated in right of payment to the Notes, such new Debt, by its terms or by the terms of any agreement or instrument pursuant to which such Debt is issued, is expressly made subordinate in right of payment to the Notes, at least to the extent that the Debt to be exchanged or refinanced is subordinated in right of payment to the Notes and (z) in case the Notes are exchanged or refinanced in part or the Debt to be exchanged or refinanced is subordinated in right of payment to the Notes, as of the date the new Debt is Incurred, the Average Life of the new Debt shall be equal to or greater than the Average Life of the Notes or Debt to be exchanged or refinanced; (iii) Debt of the Company to any of its Consolidated Subsidiaries, except that any transfer of such Debt by a Consolidated Subsidiary (other than to another Consolidated Sub-sidiary) will be deemed to be an Incurrence of Debt; provided that such Debt is expressly subordinated in right of payment to the Notes; and (iv) Debt in an aggregate principal amount not to exceed $50 million at any one time outstanding.

     For purposes of determining any particular amount of Debt under this "Limitation on Debt" covenant, Guarantees of, or obligations with respect to letters of credit supporting, Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Debt" covenant, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses and (B) the amount of Debt issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.


Limitation on Restricted Subsidiary Debt

     The Company will not permit any Restricted Subsidiary to Incur, directly or indirectly, any Debt, including Acquisition Debt. The Company's obligation to comply with this covenant will terminate if and when the Notes become Investment Grade.

     Notwithstanding the foregoing, each and all of the following Debt may be Incurred by a Restricted Subsidiary: (i) Debt outstanding as of the Closing Date; (ii) Debt Incurred for any purpose (including without limitation the purposes set forth in clause (iii) below) to the extent of the amount thereof that is also Debt of the Company and is permitted under the "Limitation on Debt" covenant described above; (iii) Debt Incurred to finance the development, acquisition, construction, maintenance, working capital requirements in the ordinary course of business consistent with past practice or operation of a Power Supply Business or Unrelated Business in which the Company or any Restricted Subsidiary has a direct or indirect interest; provided that (a) such Debt shall be permitted under this clause (iii) only to the extent of the amount thereof which (x) is Non-Recourse to the Company and (y) is Non-Recourse to any other Restricted Subsidiary of the Company other than Restricted Subsidiaries which represented less than 33% of the Consolidated EBITDA of the Company for the Reference Period, and (b) upon the commencement of commercial operations of such Power Supply Business or, in the case of an acquisition of such Power Supply Business or Unrelated Business, upon the date of such acquisition, the Company directly or through its Restricted Subsidiaries either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of the Power Supply Business or Unrelated Business so financed or (y) has significant influence over the management and operation of such Power Supply Business or Unrelated Business; (iv) Debt issued in exchange for, or the proceeds of which are used to refinance, outstanding Debt of such Restricted Subsidiary otherwise permitted under the Indenture in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest, premium, if any, and fees and expenses related to such exchange or refinancing plus any principal amounts previously repaid); provided that (a) the new Debt shall be Non-Recourse to the Company to the same extent as the Debt to be exchanged or refinanced, (b) if such Restricted Subsidiary has a direct or indirect interest in any Power Supply Business or Unrelated Business, the new Debt shall be Non-Recourse to any other Restricted Subsidiary of the Company other than Restricted Subsidiaries which represented less than 33% of the Consolidated EBITDA of the Company for the Reference Period, (c) the date of any scheduled payment of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) on any Debt so refinanced or exchanged otherwise due after the final scheduled maturity date of the Notes shall not occur prior to such maturity date as a result of such exchange or refinancing and (d) if the new Debt refinances principal amounts previously repaid, (x) such new Debt shall be permitted only if on the date such new Debt is Incurred, the Company could incur at least $1 of Debt under the first paragraph of the "Limitation on Debt" covenant described above and (y) the proceeds from such new Debt are not to be used to make any Restricted Payments; (v) Guarantees of Debt of the Company under the Bank Credit Agreement; (vi) Debt Incurred to support the performance obligations of a Restricted Subsidiary engaged in providing construction management or operat-ing services to a Power Supply Business; provided that (a) such Debt shall be permitted under this clause (vi) only to the extent of the amount thereof which is Non-Recourse to the Company and is Non-Recourse to any other Restricted Subsidiary of the Company other than Restricted Subsidiaries which represented less than 33% of the Consolidated EBITDA of the Company for the Reference Period, and (b) upon the commencement of commercial operation of such Power Supply Business or in the case of an acquisition of such Power Supply Business, upon the date of such acquisition, the Company directly or through its Restricted Subsidiaries either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of such Power Supply Business or (y) has significant influence over the management and operation of such Power Supply Business; (vii) Debt in an aggregate amount for all Restricted Subsidiaries at any one time outstanding of not more than $50 million Incurred to finance the on-going operation, but not any expansion or improvement, of a Power Supply Business or Unrelated Business in which such Restricted Subsidiary has a direct or indirect interest; provided that such Debt shall be permitted under this clause (vii) only to the extent it is Non-Recourse to the Company and to any other Restricted Subsidiary of the Company other than Restricted Subsidiaries which represented less than 33% of the Consolidated EBITDA of the Company for the Reference Period; (viii) Debt of any Restricted Subsidiary of the Company owed to (A) the Company or (B) any Restricted
Subsidiary of the Company; (ix) Debt in respect of Currency Agreements or Interest Rate Agreements; (x) Debt that is Non-Recourse to the Company and Non-Recourse to any other Restricted Subsidiary of the Company other than Restricted Subsidiaries which represented less than 33% of the Consolidated EBITDA of the Company for the Reference Period, only to the extent that the proceeds of such Debt are received by the Company or an Intermediate Holding Company as a result of such proceeds being used to pay dividends or make distributions on the Capital Stock of such Restricted Subsidiary and any other Restricted Subsidiary in the chain of ownership between the Company or such Intermediate Holding Company and such Restricted Subsidiary; (xi) Acquisition Debt and Debt incurred to finance the acquisition of a Power Supply Business; provided that such Acquisition Debt and other Debt is Non-Recourse to the Company or any Person that was a Restricted Subsidiary of the Company immediately prior to such Incurrence; and provided further that where any Debt is incurred to finance the acquisition of more than one Power Supply Business, all such acquisitions shall have occurred within 180 days of each other; and
(xii) Debt of the type described in clause (iii) of the definition thereof the Incurrence of which causes a corresponding reduction in any debt service or other similar cash reserve required to be maintained in connection with any Debt of such Restricted Subsidiary permitted by clause (iii) above and (to the extent that the same constitutes a refinancing of Debt permitted under such clause
(iii)), clause (iv) above, in each case, only to the extent that the proceeds from such reserve reduction are received by the Company or an Intermediate Holding Company as a result of such proceeds being used to pay dividends or make distributions on the Capital Stock of such Restricted Subsidiary and any other Restricted Subsidiary in the chain of ownership between the Company or such Intermediate Holding Company and such Restricted Subsidiary.

     For purposes of determining compliance with this "Limitation on Restricted Subsidiary Debt" covenant, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses and (B) the amount of Debt issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.


Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment if after giving effect to such Restricted Payment: (a) an Event of Default or event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing, (b) the Company could not Incur at least $1 of Debt under the first paragraph of the "Limitation on Debt" covenant described above or (c) the aggregate amount expended by the Company and its Restricted Subsidiaries for all Restricted Payments (the amount of any single or related series of Restricted Payments so expended or distributed, if in excess of $15 million and other than in cash, to be determined in good faith by the Board of Directors, as evidenced by a Board resolution) after April 1, 1997 shall exceed the sum of: (1) 50% of the Net Income of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period) beginning on April 1, 1997 and ending on the last day of the fiscal quarter for which financial information is available immediately prior to the date of such calculation; provided that if Net Income for such period is less than zero, then minus 100% of such net loss; plus (2) the aggregate net proceeds (including the fair market value of proceeds other than cash, as determined in good faith by the Board of Directors, as evidenced by a Board resolution if the fair market value of such non-cash proceeds is in excess of $15 million) received by (A) the Company from and after April 1, 1997 from the issuance and sale (other than to a Restricted Subsidiary) of its Capital Stock (excluding Redeemable Stock, but including Capital Stock other than Redeemable Stock issued upon conversion of, or in exchange for, Redeemable Stock or securities other than its Capital Stock), and warrants, options and rights to purchase its Capital Stock (other than Redeemable Stock), but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of its Capital Stock convertible (unless solely at the option of the Company) into
(x) any security other than its Capital Stock or (y) its Redeemable Stock or (B) a Finance Subsidiary of the Company from and after April 1, 1997 from the issuance and sale (other than to the Company or a Restricted Subsidiary) of its Qualified Capital Stock; plus (3) to the extent not included in clause (1) above, the net reduction in Investments of the type specified in clauses (iv) through (vi) of the definition of Restricted Payment resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets to the Company or other Person that made the original Investment from the Person in which such Investment was made or resulting from the sale or disposition of the Investment or other return of the amount of the Investment or from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary; provided that such payment, for purposes of the calculation to be made pursuant to this clause (3), shall not exceed the amount of the original Investment; plus (4) any amount previously included as a Restricted Payment on account of an obligation by the Company or any Restricted Subsidiary to make a Restricted Payment which has not actually been made by the Company or any Restricted Subsidiary and which is no longer required to be paid by the Company or any Restricted Subsidiary; plus (5) $502 million; provided that the foregoing clause (c) shall not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this covenant. For purposes of clause (c)(2) above, the aggregate net proceeds received by the Company (x) from the issuance of its Capital Stock upon the conversion of, or exchange for, securities evidencing Debt of the Company, shall be calculated on the assumption that the gross proceeds from such issuance are equal to the aggregate principal amount (or, if discount Debt, the accreted principal amount) of the Debt evidenced by such securities converted or exchanged and (y) upon the conversion or exchange of other securities of the Company shall be equal to the aggregate net proceeds of the original sale of the securities so converted or exchanged if such proceeds of such original sale were not previously included in any calculation for the purposes of clause (c)(2) above plus any additional sums payable upon conversion or exchange. The Company's obligation to comply with this covenant shall terminate if and when the Notes become Investment Grade. The amount available to make Restricted Payments calculated in accordance with clause (c) of the first sentence of this covenant is the same amount available under the equivalent provision applicable to the Company's outstanding 10 1/4% Senior Subordinated Notes due 2006 and 8 3/8% Senior Subordinated Notes due 2007.

     If an Investment which the Company or any Restricted Subsidiary is obligated to make either in part from time to time or in whole in the future is fixed in amount by the agreement setting forth such obligation, for purposes of determining whether such Investment is a Restricted Payment permitted under the foregoing covenant or is a Permitted Payment, the Investment shall be deemed to have been made only once, in the amount so fixed, at the time the obligation first arises (and not when payments in respect thereof are later made). If an Investment which the Company or any Restricted Subsidiary is obligated to make either in part from time to time or in whole in the future is not fixed in amount by the agreement setting forth such obligation, for purposes of determining whether such Investment is a Restricted Payment permitted under the foregoing covenant or is a Permitted Payment, the Investment shall be deemed to have been made at the time the obligation first arises in an amount to be determined in good faith by the Board of Directors, as evidenced by a Board resolution, and any actual payments in respect of such Investment shall be deemed to be Investments made on the date of payment thereof. Subject to the terms of clause (v) of the definition of Permitted Payments, such later Investments may be Permitted Payments.

     Restricted Payments are defined in the Indenture to exclude Permitted Payments which include Permitted Investments. See "Certain Definitions" below.


Limitation on Restricted Subsidiary Investments and Mergers

     The Company will not permit any Restricted Subsidiary with any direct or indirect interest in a Power Supply Business to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any other Power Supply Business or any Unrelated Business. In addition, the Company will not permit any Restricted Subsidiary with any direct or indirect interest in any Unrelated Business to make any Investment in, or to consolidate or merge with, any other Person with a direct or indirect interest in any Power Supply Business or any other Unrelated Business. The Company's obligation to comply with this covenant shall terminate if and when the Notes become Investment Grade.

     The foregoing restrictions shall not apply to any Intermediate Holding Company; provided that (i) each such Intermediate Holding Company's direct and indirect interest in any Power Supply Business or Unrelated Business shall be limited to the ownership of Capital Stock or Debt obligations of a Person with a direct or indirect interest in such Power Supply Business or Unrelated Business;
(ii) no Intermediate Holding Company shall incur, assume, create or suffer to exist any Debt (including any Guarantee of Debt) other than Debt to the Company or Debt permitted under clauses (iii), (viii) and (xi) of the "Limitation on Restricted Subsidiary Debt" covenant described above; and (iii) no Lien shall exist upon any assets of such Intermediate Holding Company whether now or hereafter acquired, except for Liens upon the Capital Stock of a Restricted Subsidiary of an Intermediate Holding Company securing Debt of such Restricted Subsidiary and Liens securing Debt permitted under clauses (iii) and (xi) of the "Limitation on Restricted Subsidiary Debt" covenant described above.


Limitation on Business

     The Company (a) will continue, and will cause each Material AES Entity to continue, to engage in business of the same general type as now conducted by the Company and its Restricted Subsidiaries and (b) will continue, and will cause each Material AES Entity to continue, to operate its and their respective businesses on a basis substantially consistent with the policies and standards of the Company or such Material AES Entity as in effect on the Closing Date.


Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) make payments in respect of any Debt owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its Property to the Company or any other Restricted Subsidiary. The Company's obligation to comply with this covenant will terminate if and when the Notes become Investment Grade.

     This covenant shall not restrict or prohibit any encumbrances or restrictions existing: (i) in connection with the Incurrence of any Debt permitted under clause (iii), (vi), (vii), (x) or (xi) of the "Limitation on Restricted Subsidiary Debt" covenant described above or with respect to any portion thereof that is also Debt of the Company and permitted under the "Limitation on Debt" covenant described above; provided that such encumbrances or restrictions are required in order to effect such financing and are not materially more restrictive, taken as a whole, on the ability of the applicable Restricted Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through (iv) of the preceding paragraph than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in substantially non-recourse project financing, (ii) in connection with the execution and delivery of an electric power or thermal energy purchase contract to which such Restricted Subsidiary is the supplying party or other contracts with customers, suppliers and contractors to which such Restricted Subsidiary is a party and where such Restricted Subsidiary is engaged in the development, construction, acquisition or operation of a Power Supply Business; provided that such encumbrances or restrictions are required in order to effect such contracts and are not materially more restrictive, taken as a whole, on the ability of the applicable Restricted Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through (iv) in the preceding paragraph than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in substantially non-recourse project financing, (iii) in connection with the Incurrence of any Debt permitted under clause (iv) of the "Limitation on
Restricted Subsidiary Debt" covenant described above, provided that such encumbrances or restrictions taken as a whole are not materially more restrictive on the ability of the applicable Restricted Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through (iv) in the preceding paragraph than those that are then in effect, taken as a whole, in connection with the Debt so exchanged or refinanced, (iv) in connection with the Bank Credit Agreement and the project financing, electric power and thermal energy purchase arrangements and other contracts with customers, suppliers and contractors in effect on the Closing Date, including extensions, refinancings, renewals or replacements thereof, (v) pursuant to customary non-assignment provisions in leases, (vi) pursuant to restrictions imposed pursuant to any stock purchase or asset purchase agreement pending the consummation of the transactions contemplated thereby, (vii) in connection with any Acquisition Debt, provided that such encumbrance or restriction was not incurred in contemplation of the obligor becoming a Restricted Subsidiary of the Company, which encumbrance or restriction is not applicable to any Person, or the Property or assets of any Person, other than the Person, or the Property or assets, acquired, (viii) customary restrictions on transfers of Property subject to a Lien which could not materially adversely affect the Company's ability to satisfy its obligations under the Indenture and the Notes or (ix) provisions contained in agreements or instruments relating to Debt which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement or instrument, in each case; provided that, in the case of clause (iv) above, such encumbrances and restrictions, taken as a whole, in any such extensions, refinancings, renewals or replacements are not materially more restrictive on the ability of the applicable Restricted Subsidiary to make the payments, distributions, loans, advances or transfers referred to in clauses (i) through (iv) in the preceding paragraph than those encumbrances or restrictions taken as a whole in effect immediately before such extension, refinancing, renewal or replacement. The covenant shall not prevent the Company from granting any Liens not expressly prohibited by this covenant.


Limitation on Additional Tiers of Senior Subordinated Debt

     The Company will not Incur or suffer to exist any Debt, other than Debt evidenced by the Notes, that is subordinate in right of payment to any Senior Debt unless such Debt, by its terms or the terms of the instrument creating or evidencing it, is pari passu with, or subordinate in right of payment to, the Notes; provided that any Debt of the Company or any of its Restricted Subsidiaries which is outstanding on the Closing Date shall be excluded from the operation of this covenant.


Limitation on Asset Dispositions

     The  Company  will not  make,  and will not  permit  any of its  Restricted
Subsidiaries to make, any Asset Disposition unless the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of each such Asset Disposition at least equal to the fair market value of the shares or assets sold or otherwise disposed of (such amounts in excess of $50 million determined in good faith by the Board of Directors, as evidenced by a Board resolution) and either (i) not less than 75% of the consideration received by the Company (or such Restricted Subsidiary, as the case may be) is in the form of cash or property or assets used or useful in a Power Supply Business or Capital Stock of a Person primarily engaged in a Power Supply Business, provided that any note or other obligation re-ceived by the Company (or such Restricted Subsidiary, as the case may be) that is converted into cash within 180 days of such Asset Disposition and any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this clause (i), and (ii) first, the Net Cash Proceeds of such Asset Disposition are applied within 90 days from the later of the date of such Asset Disposition or the receipt of Net Cash Proceeds related thereto, to the payment of the principal of, premium and interest on any Senior Debt of the Company (including to cash collateralize letters of credit) and, in connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid and second, to the extent such Net Cash Proceeds are not required by the lenders, or the terms, of the Senior Debt to be applied in accordance with the foregoing or, if after being so applied there remain Net Cash Proceeds, then at the Company's election, such Net Cash Proceeds are either (x) invested in the business or businesses of the Company or any of its Restricted Subsidiaries consistent with the "Limitation on Business" covenant described above; provided that such investment is made within 365 days from the later of the date of such Asset Disposition or the receipt of the Net Cash Proceeds related thereto or (y) applied to the payment of any Senior Debt of the Company or Debt of any Restricted Subsidiary or any Consolidated Subsidiary (other than Debt owed to the Company or another Restricted Subsidiary), and, in connection with any such payment, any related loan commitment, standby facility or the like shall be permanently reduced in an amount equal to the principal amount so repaid; provided that such Net Cash Proceeds are so applied within three months after the expiration of the 365-day period referred to in clause (x) above or (z) applied to make a tender offer (the "Offer") to purchase Notes and other Debt of the Company from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or to redeem such Debt with the proceeds from assets sales, pro rata in proportion to the respective principal amounts (or accreted values in the case of Debt issued with an original issue discount) of the Notes and such other Debt then outstanding at a purchase price of 100% of their principal amount (or accreted value in the case of Debt issued with an original issue discount), plus accrued interest (subject to proration in the event of oversubscription in the manner set forth below). Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Foreign Asset Disposition are prohibited or delayed by applicable local law from being repatriated to the U.S., the Company (or such Restricted Subsidiary, as the case may be) shall not be required to apply the portion of such Net Cash Proceeds so affected in accordance with clause (ii) above (other than to repay Debt of the Restricted Subsidiary making such Asset Disposition or Debt of a Consolidated Subsidiary of the Company, in each case as contemplated by clause (ii) above and to the extent the prohibition or delay on repatriation is not applicable to such repayment and such repayment is not in violation of the terms of any Senior
Debt) (the Company hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation); provided that once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant. To the extent that dividends or distributions of any or all of the Net Cash Proceeds of any Foreign Asset Disposition would result in a tax liability greater than that which would be incurred if such Net Cash Proceeds were not so dividended or distributed, the Net Cash Proceeds so affected may be retained by the applicable Restricted Subsidiary for so long as such adverse tax liability would continue to be incurred.

     Notwithstanding anything in this covenant to the contrary, the Company and any Restricted Subsidiary may make the following Asset Dispositions: (i) a disposition resulting from the bona fide exercise by governmental authority of its claimed or actual power of eminent domain; (ii) a realization upon a security interest; (iii) any Permitted Payment or Restricted Payment that is permitted hereunder; or (iv) any sale, transfer, conveyance, lease or other disposition of the Capital Stock or Property of a Restricted Subsidiary pursuant to the terms of any power sales agreement or steam sales agreement or other agreement or contract related to the output or product of, or services rendered by, a Power Supply Business as to which such Restricted Subsidiary is the supplying party; provided that to the extent the Company or any Restricted Subsidiary receives any cash consideration in connection with such Asset Disposition, the Net Cash Proceeds from such Asset Disposition shall be applied in accordance with clause (ii) of this covenant.

     If the aggregate purchase price of Notes and other Debt tendered pursuant to an Offer made pursuant to clause (ii)(z) in the first paragraph of this covenant description is less than the Net Cash Proceeds allotted to the purchase of the Notes and other Debt, the Company may use the remaining Net Cash Proceeds for general corporate purposes. The Company will not be required to comply with the provisions of clause (ii) in the first paragraph of this covenant if the Net Cash Proceeds from one or more Asset Dispositions occurring on or after the date of the Indenture are less than $40 million in any one fiscal year. Any lesser amounts so carried forward and cumulated need not be segregated or reserved and may be used for general corporate purposes.

     The Company will make such Offer by mailing to each Holder of the Notes, within 30 days from the receipt of Net Cash Proceeds, a written notice specifying the purchase date, which shall be not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain certain information concerning the business of the Company which the Company believes in good faith will enable the Holders of the Notes to make an informed decision. Holders electing to have their Notes purchased will be required to surrender such Notes at least one Business Day prior to the Purchase Date. If at the expiration of the offer period the aggregate principal amount of Notes surrendered by Holders exceeds the amount available to purchase Notes, the Company will select the Notes to be purchased on a pro rata basis.

     In the event the Company is unable to purchase Notes from Holders in an Offer because of provisions of applicable law, the Company need not make an Offer. The Company shall then be obligated to use the Net Cash Proceeds in accordance with clauses (ii)(x) or (y) in the first paragraph of this covenant description.

     The Company will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with an Offer under the provisions of this covenant.


Repurchase of Notes Upon a Change of Control

     Upon a Change of Control, each Holder of the Notes shall have, subject to the provisions of "Subordination" above, the right to require that the Company repurchase such Holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. Certain of the events constituting a Change of Control under the Notes will also constitute an event of default under the Company's Bank Credit Agreement and, in any event, the right of Holders to receive the Change of Control purchase price is subordinated in right of payment to the payment of all Senior Debt, including Debt outstanding under the Bank Credit Agreement. As of September 30, 1997, on a pro forma basis after giving effect to the Adjustments, the Company had approximately $207 million in aggregate principal amount of Debt which would have constituted Senior Debt. Furthermore, other Senior Debt is permitted to be Incurred, provided certain Fixed Charge Ratios are met. Due to the highly leveraged nature of the Company, there can be no assurance that the Company will have sufficient funds to purchase tendered Notes upon a Change of Control.

     The Change of Control provisions may not be waived by the Trustee or by the Board of Directors, and any modification thereof must be approved by each Holder. Nevertheless, the Change of Control provisions will not necessarily afford protection to Holders, including protection against an adverse effect on the value of the Notes, in the event that the Company or its Restricted Subsidiaries Incur additional Debt, whether through recapitalizations or otherwise. Furthermore, the Change of Control provisions will not be applicable in the event of certain transactions with Affiliates of the Company that are approved by the Board of Directors. The Change of Control provisions will not prevent a change in the Board of Directors which is approved by the then-present members of the Board of Directors. See "Certain Definitions -- Change of Control" below. With respect to a sale of assets, the phrase "all or substantially all", which appears in the definition of Change of Control, has not gained an established meaning. In interpreting this phrase, courts have made subjective determinations, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from such assets. Accordingly, there may be uncertainty as to whether a Holder can determine whether a Change of Control has occurred and can exercise any remedies such Holder may have upon a Change of Control.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder of the Notes with a copy to the Trustee stating (1) that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase such Holder's Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Offer"), (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control), (3) the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed) (the "Repurchase Date"), (4) that any Note not tendered will continue to accrue interest, (5) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date, (6) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date, (7) that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased, and (8) that Holders which elect to have their Notes purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered.

     On the Repurchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an officers' certificate identifying the Notes or portions thereof tendered to the Company. The Trustee shall promptly mail to the Holders of the Notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and mail to such Holders a new Note in a principal amount equal to any unpurchased portion of the Note surrendered. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

     The Company will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.


Limitations on Transactions with Affiliates

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly enter into any transaction (including, without limitation, the sale, purchase or lease of any assets or properties or the rendering of any services) involving aggregate consideration in excess of $5 million with any Affiliate (other than a Person that constitutes an Affiliate solely because of the Company's or a Subsidiary of the Company's control of such Person except for any Unrestricted Subsidiary) or holder of 5% or more of any class of Capital Stock of the Company except for transactions (including, subject to the "Limitation on Restricted Payments" covenant described above, any loans or advances by or to, or Guarantee on behalf of, any Affiliate or any such holder) made in good faith the terms of which are fair and reasonable to the Company or such Restricted Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis with Persons who are not such a holder or Affiliate; provided that any such transaction shall be conclusively deemed to be on terms which are fair and reasonable to the Company or any of its Restricted Subsidiaries and on terms which are at least as favorable as the terms which could be obtained on an arm's-length basis with Persons who are not such a holder or Affiliate if such transaction is approved by a majority of the Company's directors (including a majority of the Company's independent directors); and provided further, that with respect to the purchase or disposition of assets of the Company or any of its Restricted Subsidiaries having a net book value in excess of $15 million, in addition to approval of its Board of Directors, the Company shall obtain a written opinion of an Independent Financial Advisor stating that the terms of such transaction are fair to the Company or its Restricted Subsidiary, as the case may be, from a financial point of view; and provided further that the fairness, reasonableness and arm's-length nature of the terms of any transaction which is part of a series of related transactions may be determined on the basis of the terms of the series of related transactions taken as a whole. This covenant shall not apply to (a) transactions between the Company or any of its Restricted
Subsidiaries and any employee of the Company or any of its Restricted Subsidiaries that are approved by the Board of Directors or any committee of the Board of Directors consisting of the Company's independent directors, (b) the payment of reasonable and customary regular fees to directors of the Company or a Restricted Subsidiary, (c) any transaction between the Company and any of its Consolidated Subsidiaries or between any of its Consolidated Subsidiaries, (d) any Permitted Payment and any Restricted Payment not otherwise prohibited by the "Limitation on Restricted Payments" covenant described above or (e) the provision of general corporate administrative, operating and management services, including, without limitation, procurement, construction engineering, construction administration, legal, accounting, financial, money management, risk management, personnel, administration and business planning services, in each case, in the ordinary course.


EVENTS OF DEFAULT

     An Event of Default, as defined in the Indenture and applicable to the 8.50% Notes or the 8.875% Debentures, will occur with respect to the 8.50% Notes or the 8.875% Debentures, as the case may be, if: (i) the Company defaults in the payment of all or any part of principal, the Change of Control purchase price or premium, if any, on any 8.50% Note or 8.875% Debenture, as the case may be, when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase, or otherwise; (ii) the Company defaults in the payment of interest on any 8.50% Note or 8.875% Debenture, as the case may be, when the same becomes due and payable, and such default continues for a period of 30 days; (iii) an event of default, as defined in any indenture or instrument evidencing or under which the Company or any Significant Subsidiary has at the date of this Indenture or shall hereafter have outstanding any Debt, shall happen and be continuing and either (a) such default results from the failure to pay the principal of such Debt in excess of $50 million at final maturity of such Debt or (b) as a result of such default, the maturity of such Debt shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such Debt, together with the principal amount of any other Debt of the Company or any Significant Subsidiary in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that such default shall not be an Event of Default if such Debt is Debt of a Significant Subsidiary, is Non-Recourse to the Company in respect of the amounts not paid or due upon acceleration and the Company could, at the time of default, incur at least $1 of Debt under the "Limitation on Debt" covenant described above; and provided, further however, that, subject to certain provisions, the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by the Company, by the holder or an agent of the holder of any such Debt, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the Holders of not less than 25% in the aggregate principal amount of the Notes at the time outstanding; (iv) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture with respect to the Notes or under the Notes and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or by the Holders of 25% or more in aggregate principal amount of the Notes; (v) one or more judgments or orders shall be entered by a court against the Company or any Significant Subsidiary for the payment of money in an amount which, individually or in the aggregate exceeds $50 million (excluding the amount thereof covered by insurance or by a bond written by third parties but treating any deductibles, self insurance or retentions as not so covered by insurance) and which judgments or orders shall not be discharged or waived, and shall remain outstanding and there shall be any period of 60 consecutive days following entry of such judgment or order in excess of $50 million or the judgment or order which causes the aggregate amount to exceed $50 million during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, that such a judgment or order shall not be an Event of Default if such judgment or order is against a Significant Subsidiary and does not require any payment by the Company and the Company could, at the expiration of the applicable 60 day period, incur at least $1 of Debt under the "Limitation on Debt" covenant described above; (vi) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any of its Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Material Subsidiaries or (C) the winding up or liquidation of the affairs of the Company or any of its Material Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (vii) the Company or any of its Material Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company or any of its Material Subsidiaries or for all or substantially all of the property and assets of the Company or any of its Material Subsidiaries or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clauses
(vi) or (vii) above that occurs with respect to the Company) occurs with respect to the Notes and is continuing under the Indenture, then, and in each and every such case either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding (or, in the case of an Event of Default specified in clauses (i) or (ii) above, the Holders of not less than 25% in the aggregate amount of the series so affected) by written notice to the Company (and to the Trustee if such notice is given by the Holders (the "Acceleration Notice")), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, and accrued interest shall be immediately due and payable. If an Event of Default specified in clauses (vi) or (vii) above occurs with respect to the Company, the principal of, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable, subject to the prior payment in full of all Senior Debt, without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes may, by written notice to the Company and to the Trustee, waive all past defaults with respect to the Notes and rescind and annul a declaration of acceleration with respect to the Notes and its consequences if (i) all existing Events of Default applicable to the Notes, other than the nonpayment of the principal of, Change in Control purchase price or premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and
(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of the Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of the Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;
(iii) such Holder or Holders offer and, if requested, provide the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;
(iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of at least a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Notes to receive payment of the principal of, premium, if any, or interest on, such Notes or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than four months after the end of each fiscal year, that to the best of such officers' knowledge, the Company has fulfilled all its obligations under the Indenture. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

MODIFICATION AND WAIVER

     The Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any
Holder: (i) to cure any ambiguity, defect, or inconsistency in the Indenture; provided that such amendments or supplements shall not adversely affect the interests of the Holders in any material respect; (ii) to comply with the terms in "Restriction on Mergers, Consolidations and Sales of Assets" described below;
(iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; (iv) to evidence and provide for the acceptance of appointment with respect to the Notes of a successor Trustee; (v) to provide for uncertificated Notes and to make all appropriate changes for such purpose; and (vi) to make any change that does not materially and adversely affect the rights of any Holder.

     The Indenture also provides that modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the stated maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note,
(iii) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture with respect to the Notes, or (iv) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. It shall not be necessary for the consent of the Holders to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement, or waiver becomes effective, the Company shall give to the Holders affected thereby a notice briefly describing the amendment, supplement, or waiver. The Company will mail supplemental indentures to Holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

RESTRICTION ON MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     The Company may not consolidate with, merge with or into, or transfer all or substantially all of its assets (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person unless:
(i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which properties and assets of the Company are transferred shall be a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume in writing all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction no Event of Default or event or condition which through the giving of notice of lapse of time or both would become an Event of Default shall have occurred and be continuing; and (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or the surviving entity would be able to incur at least $1 of Debt under the first paragraph of the "Limitation on Debt" covenant described above. Notwithstanding the foregoing, clause (iii) of the preceding sentence shall not prohibit a transaction, the principal purpose of which is (as determined in good faith by the Board of Directors as evidenced by a Board resolution) to change the state of incorporation of the Company, and such transaction does not have as one of its purposes the evasion of the limitations imposed by this covenant.

DEFEASANCE

Defeasance and Discharge

     The Indenture provides that the Company shall be deemed to have paid and shall be discharged from any and all obligations in respect of the Notes of any series, on the 123rd day after the deposit referred to below has been made, and the provisions of the Indenture shall no longer be in effect with respect to the Notes of such series (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost, or mutilated Notes, to maintain paying agencies, and to hold monies for payment in trust) if, among other things, (A) the Company has irrevocably deposited with the Trustee, in trust, money and/or U.S. government obligations that through the payment of interest and principal in respect thereof, in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes of such series on the Stated Maturity thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the Notes of such series, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that holders of the Notes of such series will not recognize income, gain, or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance, and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of section 547 of the United States Bankruptcy Code or section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound, (D) the Company is not prohibited from making payments in respect of the Notes of such series by the subordination provisions contained in the Indenture and (E) if at such time the Notes of such series are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes of such series will not be delisted as a result of such deposit, defeasance, and discharge.


Defeasance of Certain Covenants and Certain Events of Default

     The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to the covenants described in this Prospectus under "Covenants" and clause (iv) under "Events of Default" with respect to such covenants and clauses (iii) and (v) under "Events of Default" shall be deemed not to be Events of Default with respect to the Notes of any series, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. government obligations through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes of such series, on the Stated Maturity thereof or earlier redemption (irrevocably provided for under agreements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the Notes of such series, the satisfaction of the provisions described in clauses (B)(ii), (C),
(D), and (E) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders of the Notes of such series will not recognize income, gain, or loss for federal income tax purposes as a result of such deposit and defeasance of the covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.


Defeasance and Certain Other Events of Default

     If the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes of any series as described in the immediately preceding paragraph and the Notes of such series are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes of such series at the time of their Stated Maturity, but may not be sufficient to pay amounts due on the Notes of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.


CERTAIN DEFINITIONS

     "Acquisition Debt" is defined to mean Debt of any Person existing at the time such Person became a Restricted Subsidiary of the Company (or such Person is merged into the Company or one of its Restricted Subsidiaries) or assumed in connection with the acquisition of assets from any such Person (other than assets acquired in the ordinary course of business), including Debt Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company (but excluding Debt of such Person which is extinguished, retired or repaid in connection with such Person becoming a Restricted Subsidiary of the Company).

     "Adjusted Consolidated Net Income" is defined to mean, for any period, for any Person the aggregate Net Income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in conformity with GAAP plus the Net Income of any Restricted Subsidiary of such Person for prior periods to the extent such Net Income is actually paid in cash to such Person during such period plus the Net Income of any Person (other than a Restricted Subsidiary) in which such Person has a joint interest with a third party for prior periods to the extent such Net Income is actually paid in cash to such Person during such period; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the Net Income (or loss) of any Person (other than a Restricted Subsidiary) in which such Person has a joint interest with a third party, except to the extent such Net Income is actually paid in cash to such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clauses (c)(1) or (c)(2) of the "Limitation on Restricted Payments" covenant described above (and in such case, except to the extent includible pursuant to clause (i) above), the Net Income (if positive) of such Person accrued prior to the date it becomes a Restricted Subsidiary of any other Person or is merged into or consolidated with such other Person or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by such other Person or any of its Restricted Subsidiaries; (iii) the Net Income (or loss) of any Restricted Subsidiary of such Person, except to the extent such Net Income (if positive) is actually paid in cash to such Person during such period; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) the cumulative effect of a change in accounting principle; and (vi) any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Restricted Subsidiary of such Person.

     "AES Hawaii" is defined to mean AES Hawaii Management Co., Inc., a Delaware corporation and a Subsidiary of the Company, and its successors.

     "AES Oklahoma" is defined to mean AES Oklahoma Management Co., Inc., a Delaware corporation and a Subsidiary of the Company, and its successors.

     "Affiliate" is defined to mean, as applied to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling",

"controlled by" and "under common control with") when used with respect to any Person is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" is defined to mean (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any of its Restricted Subsidiaries or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the Property of any Person other than the Company or any of its Restricted Subsidiaries that constitutes substantially all of an operating unit or business of such Person.

     "Asset Disposition" is defined to mean, with respect to any Person, any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by such Person or any of its Restricted Subsidiaries to any Person (other than to such Person or a Consolidated Subsidiary of such Person and other than in the ordinary course of business) of
(i) any assets (excluding cash and cash equivalents) of such Person or any of its Restricted Subsidiaries or (ii) any shares of Capital Stock of such Person's Restricted Subsidiaries. For purposes of this definition, any disposition in connection with directors' qualifying shares or investments by foreign nationals mandated by applicable law shall not constitute an Asset Disposition. In addition, the term "Asset Disposition" shall not include any sale, transfer, conveyance, lease or other disposition of assets governed by the "Restriction on Mergers, Consolidations and Sales of Assets" covenant described above. The term "Asset Disposition" also shall not include (i) any sale of shares of Preferred Stock of a Restricted Subsidiary, (ii) the grant of a security interest by any Person in any assets or shares of Capital Stock securing a borrowing by, or contractual performance obligation of, such Person or any Restricted Subsidiary of such Person, (iii) a sale-leaseback transaction involving substantially all of the assets of a Power Supply Business where a Restricted Subsidiary of the Company sells the Power Supply Business to a Person in exchange for the assumption by that Person of the Debt financing the Power Supply Business and the Restricted Subsidiary leases the Power Supply Business from such Person,
(iv) dispositions of contract rights, development rights and resource data made in connection with the initial development of a Power Supply Business, made prior to the commencement of commercial operation of such Power Supply Business or (v) transactions made in order to enhance the repatriation of cash proceeds in connection with a Foreign Asset Disposition or in order to increase the after-tax proceeds thereof available for immediate distribution.

     "Asset Sale" is defined to mean the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary of the Company) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the Property that constitutes an operating unit or business of the Company or any of its Restricted Subsidiaries.

     "Average Life" is defined to mean, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the product of (A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security multiplied by (B) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Bank Agent" is defined to mean Morgan Guaranty Trust Company of New York, as agent for the Banks pursuant to the Bank Credit Agreement, and any successor or successors thereto in such capacity.

     "Bank Credit Agreement" is defined to mean the Credit Agreement dated as of August 2, 1996 among the Company, the Banks named on the signature pages thereof and the Bank Agent, as such agreement has been and may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, or restructuring (including, but not limited to, the inclusion of additional borrowers thereunder that are Restricted Subsidiaries of the Company and whose obligations are guaranteed by the Company thereunder) all or any portion of, the Debt under such agreement or any successor agreements and includes any agreement with one or more banks or other lending institutions refinancing all or any portion of the Debt under such agreement or any successor agreements.

     "Banks" is defined to mean the lenders who are from time to time parties to the Bank Credit Agreement.

     "Board of Directors" is defined to mean either the Board of Directors of the Company or (except for the purposes of clause (iii) of the definition of "Change of Control") any committee of such Board duly authorized to act under the Indenture.

     "Business Day" is defined to mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

     "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the Closing Date, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

     "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligation" is defined to mean the rental obligations, as aforesaid, under such lease.

     "Change of Control" is defined to mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company to any Person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of Persons,
(ii) a Person or group (as so defined) of Persons (other than management of the Company on the date of the Indenture or their Affiliates) shall have become the beneficial owner of more than 35% of the outstanding Voting Stock of the Company, or (iii) during any one-year period, individuals who at the beginning of such period constitute the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors.

     "Closing Date" is defined to mean the date on which the Notes are originally issued under the Indenture.

     "Common Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all series and classes of such common stock.

     "Consolidated EBITDA" of any Person for any period is defined to mean the Adjusted Consolidated Net Income of such Person, plus (without duplication) (i) income taxes (other than income taxes (x) (either positive or negative) attributable to extraordinary and non-recurring gains or losses or Asset Sales and (y) actually payable with respect to such period) determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP to the extent payable by such Person, (ii) Consolidated Fixed Charges, (iii) depreciation and amortization expense for such period and prior periods, all determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP, but only to the extent that the positive cash flow associated with such depreciation and amortization expense is actually received in cash by such Person during such period and (iv) all other non-cash items reducing Net Income for such period and prior periods, all determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP, but only to the extent that the positive cash flow associated with such non-cash items is actually received in cash by such Person during such period, and less (without duplication) (i) all non-cash items increasing Net Income of such Person during such period and prior periods, but only to the extent that positive cash flow associated with such non-cash items in not actually received in cash by such Person during such period, and
(ii) the aggregate amount of any capitalized expenses (including capitalized interest) paid by such Person during such period which have the effect of increasing Net Income for such period.

     "Consolidated Fixed Charges" of any Person is defined to mean, for any period, the aggregate of (i) Consolidated Interest Expense, (ii) the interest component of Capitalized Leases, determined on a consolidated basis for such Person and its Consolidated Subsidiaries in accordance with GAAP, excluding any interest component of Capitalized Leases in respect of that portion of a Capitalized Lease Obligation of a Restricted Subsidiary that is Non-Recourse to such Person and (iii) cash and non-cash dividends due (whether or not declared) on any Redeemable Stock of such Person.

     "Consolidated Interest Expense" of any Person is defined to mean, for any period, the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash interest payments or accruals) of such Person and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Agreements and any amounts paid during such period in respect of such interest expense, commissions, discounts, other fees and charges that have been capitalized; provided that Consolidated Interest Expense of the Company shall not include any interest expense (including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Agreements) in respect of that portion of Debt of a Restricted Subsidiary of the Company that is Non-Recourse to the Company; and provided further that Consolidated Interest Expense of the Company in respect of a Guarantee by the Company of Debt of a Restricted Subsidiary shall be equal to the commissions, discounts, other fees and charges that would be due with respect to a hypothetical letter of credit issued under the Bank Credit Agreement that can be drawn by the beneficiary thereof in the amount of the Debt so guaranteed if (i) the Company is not actually making directly or indirectly interest payments on such Debt and (ii) GAAP does not require the Company on an unconsolidated basis to record such Debt as a liability of the Company.

     "Consolidated Subsidiary" is defined to mean at any date with respect to any Person, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date, other than an Unrestricted Subsidiary.

     "Consolidated Total Assets" is defined to mean, with respect to any Person at any time, the total assets of such Person and its Consolidated Subsidiaries at such time determined in conformity with GAAP.

     "Currency Agreement" is defined to mean, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Restricted
Subsidiaries against fluctuations in currency values to or under which such Person or any of its Restricted Subsidiaries is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary thereafter.

     "Debt" is defined to mean, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or bankers' acceptance or other similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, (vii) all Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person, (viii) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise included in this definition, all obligations of such Person under Currency Agreements and Interest Rate Agreements.

     "Designated Senior Debt" is defined to mean (i) Debt under the Bank Credit Agreement and (ii) Debt constituting Senior Debt which, at the time of its determination, (A) has an aggregate principal amount of at least $30 million and (B) is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

     "Excess Cash Flow" of any Person for any period is defined to mean Consolidated EBITDA less Consolidated Fixed Charges less any income taxes actually paid by such Person during such period.

     "Finance Subsidiary" is defined to mean a Wholly-Owned Subsidiary of the Company that does not engage in any activity other than (i) the holding of Debt of the Company that both (x) is subordinated to the Notes and (y) provides for no payments of principal by way of sinking fund, mandatory redemption or otherwise prior to the maturity of the 8.50% Notes, (ii) the issuance of Capital Stock and (iii) any activity necessary, incidental or related to the foregoing.

     "Fixed Charge Ratio" is defined to mean the ratio, on a pro forma basis, of
(i) the aggregate amount of Consolidated EBITDA of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Fixed Charges of such Person during such Reference
Period; provided that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (1) the Incurrence of the Debt giving rise to the need to calculate the Fixed Charge Ratio and the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period, (2) Asset Sales and Asset Acquisitions which occur during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date (but including any Asset Acquisition to be made with the Debt Incurred pursuant to clause (1) above) shall be assumed to have occurred on the first day of the Reference Period, (3) the Incurrence of any Debt during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date and the application of the proceeds therefrom shall be assumed to have occurred on the first day of such Reference Period, (4) Consolidated Interest Expense attributable to any Debt (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless such Person or any of its Restricted Subsidiaries is a party to an Interest Rate Agreement (which shall remain in effect for the twelve month period after the Transaction Date) which has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used and (5) there shall be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Debt which was outstanding during and subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Debt borrowed (as adjusted pursuant to clause (4)) (x) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date or (y) pursuant to clause (iv) in the "Limitation on Debt" covenant described above. For the purpose of making this computation, Asset Sales and Asset Acquisitions which have been made by any Person which has become a Restricted Subsidiary of the Company or been merged with or into the Company or any Restricted Subsidiary of the Company during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date shall be calculated on a pro forma basis (including all of the calculations referred to in clauses (1) through (5) above assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period).

     "Foreign Asset Disposition" is defined to mean any Asset Disposition in respect of the Capital Stock and/or Property of any Restricted Subsidiary of any Person where such Restricted Subsidiary is organized under the laws of any jurisdiction other than the U.S. or any state thereof or any Restricted Subsidiary of the type described in Section 936 of the Internal Revenue Code of 1986, as amended, to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the U.S. or any state thereof.

     "GAAP" is defined to mean generally accepted accounting principles in the U.S. as in effect as of the date of the Indenture applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Company's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession.

     "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Holder", "holder of Securities", "Securityholder" and other similar terms mean the registered holder of any Security.

     "Incur" is defined to mean, with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt; provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt.

     "Independent Financial Advisor" is defined to mean a nationally recognized investment banking firm (i) which does not (and whose directors, officers, employees and Affiliates do not) have a direct or indirect material financial interest in the Company and (ii) which, in the sole judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which such firm is being engaged.

     "Interest Rate Agreement" is defined to mean, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

     "Intermediate Holding Company" is defined to mean any Restricted Subsidiary of the Company that serves as a holding company for the Company's direct or indirect interests in Power Supply Businesses and Unrelated Businesses.

     "Investment" in a Person is defined to mean any investment in, loan or advance to, Guarantee on behalf of, directly or indirectly, or other transfer of assets to such Person. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above, "Investment" shall include (i) the fair market value of the assets (net of liabilities) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

     "Investment Grade" is defined to mean, with respect to any security, a rating of Baa3 or higher of such security by Moody's Investors Service Inc. together with a rating of BBB- or higher of such security by Standard & Poor's Corporation.

     "Joint Venture" is defined to mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation shall not, as to any Person of which such corporation is a Subsidiary, be considered to be a Joint Venture to which such Person is a party.

     "Lien" is defined to mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of the Indenture, the Company shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

     "Material AES Entity" is defined to mean (i) any Subsidiary Guarantor, (ii) any of AES Connecticut Management Co., Inc., AES Thames, Inc., AES Barbers Point, Inc. and AES Shady Point, Inc. and (iii) any other Person in which the Company has a direct or indirect equity Investment if such Person's contribution to Consolidated EBITDA of the Company for the four most recently completed fiscal quarters of the Company constitutes 15% or more of the Consolidated EBITDA of the Company for such period, in each case, other than an Unrestricted Subsidiary.

     "Material Subsidiary" of a Person is defined to mean, as of any date, any Restricted Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X.

     "Net Cash Proceeds" from an Asset Disposition is defined to mean cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property disposed of in such Asset Disposition or received in any other noncash form) therefrom, in each case, net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof), and all federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP (i) as a consequence of such Asset Disposition, (ii) as a result of the repayment of any Debt in any jurisdiction other than the jurisdiction where the Property disposed of was located or (iii) as a result of any repatriation to the U.S. of any proceeds of such Asset Disposition, and in each case net of a reasonable reserve for the after tax-cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Company or any of its Restricted Subsidiaries in connection with such Asset Disposition (but excluding any payments, which by the terms of the indemnities will not, under any circumstances, be made during the term of the Notes), and net of all payments made on any Debt which is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property or which must by its terms or by applicable law be repaid out of the proceeds from such Asset Disposition, and net of all distributions and other payments made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Disposition.

     "Net Income" of any Person for any period is defined to mean the net income
(loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary and non-recurring gains and losses as determined in accordance with GAAP shall be excluded.

     "Net Worth" of any Person is defined to mean, as of any date, the aggregate of capital, surplus and retained earnings (including any cumulative translation adjustment) of such Person and its Consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP.

     "Non-Recourse" to a Person as applied to any Debt (or portion thereof) is defined to mean that such Person is not directly or indirectly liable to make any payments with respect to such Debt (or portion thereof), that no Guarantee of such Debt (or portion thereof) has been made by such Person and that such Debt (or portion thereof) is not secured by a Lien on any asset of such Person.

     "Opinion of Counsel" is defined to mean an opinion in writing signed by legal counsel who may be an employee of or counsel to the Company or who may be other counsel satisfactory to the Trustee. Each such opinion shall comply with
Section 314 of the Trust Indenture Act of 1939, as amended, and include the statements provided for in the Indenture, if and to the extent required thereby.

     "Permitted Investment" is defined to mean any Investment of the type specified in clauses (iv) or (vi) of the definition of Restricted Payment which is made directly or indirectly by the Company and its Restricted Subsidiaries; provided that (i) at the time such Investment is made, the Company could Incur at least $1 of Debt under the first paragraph of the "Limitation on Debt" covenant described above; (ii) at the time such Investment is made, no Event of Default or event that, after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; (iii) after giving effect to the Investment, the aggregate Investments made by the Company and its Restricted Subsidiaries in the applicable Person and in any other Persons that have a direct or indirect interest in the same Power Supply Business or Unrelated Business does not exceed 40% of the Net Worth of the Company as of the end of its most recently ended fiscal quarter; (iv) the Person in which the Investment is made is engaged only in the businesses described in the "Limitation on Business" covenant described above; and (v) the Company directly or through its Restricted Subsidiaries either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of any Power Supply Business or Unrelated Business of the Person in which the Investment is made or (y) has significant influence over the management and operation of any such Power Supply Business or Unrelated Business in connection with such management or operation. To the extent that an Investment is not a Permitted Investment only because the aggregate investment limitation in clause (iii) above is not satisfied, such Investment shall be treated as a Permitted Investment to the extent of the limitation and any excess Investment shall be subject to the other restrictions of the "Limitation on Restricted Payments" covenant described above.

     "Permitted Payments" is defined to mean with respect to the Company or any of its Restricted Subsidiaries (i) any dividend on shares of Capital Stock payable (or to the extent paid) solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock) and any distribution of Capital Stock (other than Redeemable Capital Stock) in respect of the exercise of any right to convert or exchange any instrument (whether Debt or equity and including Redeemable Stock); (ii) any dividend or other distribution payable to the Company by any of its Restricted Subsidiaries or by a Restricted Subsidiary to another Restricted Subsidiary; (iii) the repurchase or other acquisition or retirement for value of any shares of the Company's Capital Stock, or any option, warrant or other right to purchase shares of the Company's Capital Stock with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock other than Redeemable Stock (unless the redemption provisions of such Redeemable Stock prohibit the redemption thereof prior to the date on which the Capital Stock to be acquired or retired was by its terms required to be redeemed); (iv) any defeasance, redemption, repurchase or other acquisition for value of any Debt which by its terms ranks pari passu with, or subordinate in right of payment to the Notes with the proceeds from the issuance of (x) Debt which is also pari passu with the Notes or subordinate to the Notes at least to the extent and in the manner as the Debt to be defeased, redeemed, repurchased or otherwise acquired is subordinate in right of payment to, the Notes; provided that such new pari passu or subordinated Debt provides for no payments of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) by the Company (including, without limitation, at the option of the holder thereof other than an option given to a holder pursuant to a "change of control" or "limitation on asset sale" covenant which is no more favorable to the holders of such Debt than the provisions contained in the Debt being replaced or, if none, the "Repurchase of Notes Upon a Change in Control" and "Limitation on Asset Dispositions" covenants described above) prior to the maturity of Debt being replaced and the proceeds of such new pari passu or subordinated Debt are utilized for such purpose within 45 days of issuance or (y) Capital Stock (other than Redeemable Stock); (v) in respect of any actual payment on account of an Investment which is not fixed in amount at the time when made, the amount determined by the Board of Directors to be a Restricted Payment on the date such Investment was originally deemed to have been made (the "Original Restricted Payment Charge") plus an amount equal to the interest on a hypothetical investment in a principal amount equal to the Original Restricted Payment Charge assuming interest at the rate of 7% per annum compounded annually for a period beginning on the date the Investment was originally deemed to have been made and ending with respect to any portion of the Original Restricted Payment Charge actually paid on the date of actual payment, less any actual payments previously made on account of such Investment; provided that the Permitted Payment under this clause (v) shall in no event exceed the payment actually made; (vi) the declaration and payment of dividends to holders, or any payment on account of the purchase, redemption, retirement or acquisition for value, of any class or series of Redeemable Stock; or (vii) a Permitted Investment.

     "Person" is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Power Supply Business" is defined to mean an electric power or thermal energy generation or cogeneration facility or related facilities, or electric power transmission, distribution, fuel supply or fuel transportation facilities, or any combination thereof, all subject to related security interests under related project financing arrangements, together with its or their related power supply, thermal energy and fuel contracts as well as other contractual arrangements with customers, suppliers and contractors.

     "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of the Indenture.

     "Property" of any Person is defined to mean all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

     "Qualified Capital Stock" is defined to mean any Capital Stock of a Person that is not Redeemable Stock.

     "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the 8.50% Notes or (iii) convertible into or exchangeable for (unless solely at the option of the Company) Capital Stock referred to in clause
(i) or (ii) above or Debt having a scheduled maturity prior to the Stated Maturity of the 8.50% Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the Stated Maturity of the Securities shall not constitute Redeemable Stock if the "asset sale" or "change of control" provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in the "Limitation on Asset Dispositions" and "Repurchase of Notes upon a Change of Control" covenants described above, and such Capital Stock specifically provides that the Company will not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company's repurchase of Notes required to be repurchased by the Company under the "Limitation on Asset Dispositions" and "Repurchase of Notes upon a Change of Control" covenants described above.

     "Reference Period" is defined to mean the four fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

     "Responsible Officer" when used with respect to the Trustee is defined to mean any officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Restricted Payment" is defined to mean, with respect to any Person, (i) any dividend or other distribution on any shares of such Person's Capital Stock;
(ii) any payment on account of the purchase, redemption, retirement or acquisition for value of such Person's Capital Stock; (iii) any defeasance, redemption, repurchase or other acquisition or retirement for value prior to scheduled maturity of any Debt subordinated in right of payment to the Notes and having a maturity date after the maturity of the Notes; (iv) any Investment in a Restricted Subsidiary after the occurrence of an event of default, as defined in any indenture or instrument evidencing or under which such Restricted Subsidiary has at the date of the Indenture or shall thereafter have outstanding any Debt, shall happen and be continuing; (v) any Investment in an Unrestricted Subsidiary; (vi) any Investment made in an Affiliate (other than a Person that constitutes an Affiliate solely because of the Company's, or a Restricted Subsidiary of the Company's, control of such Person) and (vii) the conversion of such Person's Capital Stock into Debt of such Person or its Restricted
Subsidiaries. Notwithstanding the foregoing, "Restricted Payment" shall not include any Permitted Payment.

     "Restricted Subsidiary" is defined to mean any Subsidiary other than an Unrestricted Subsidiary.

     "Security" or "Securities" is defined to mean any Notes or Notes, as the case may be, authenticated and delivered under the Indenture.

     "Senior Debt" is defined to mean the principal of (and premium, if any) and interest on all Debt of the Company whether created, incurred or assumed before, on or after the date of the issuance of the Securities; provided that Senior Debt shall not include (i) the Company's 101/4% Senior Subordinated Notes due 2006, 83/8% Senior Subordinated Notes due 2007, 8.50% Notes and 8.875% Debentures which rank pari passu to each series of the Notes, (ii) Debt of the Company to any Affiliate, (iii) Debt that, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, was without recourse to the Company, (iv) any other Debt of the Company which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Notes and (v) Redeemable Stock of the Company.

     "Significant Subsidiary" of a Person is defined to mean, as of any date, any Restricted Subsidiary which has two or more of the following attributes: (i) it contributes 20% or more of such Person's Excess Cash Flow for its most recently completed fiscal quarter or (ii) it contributes 15% or more of Net Income before tax of such Person and its Consolidated Subsidiaries for such Person's most recently completed fiscal quarter or (iii) it constitutes 20% or more of Consolidated Total Assets of such Person at the end of such Person's most recently completed fiscal quarter.

     "Stated Maturity" is defined to mean, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

     "Subsidiary" is defined to mean, with respect to any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

     "Subsidiary Guarantors" is defined to mean (i) prior to the first day, if any, on which the Company's long-term debt is rated BBB- or higher by Standard & Poor's Ratings Group and Baa3 or higher by Moody's Investors Service, Inc., AES Oklahoma and AES Hawaii, and (ii) on and after such first day, if any, AES Hawaii.

     "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Restricted Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Unrelated Business" is defined to mean any business not of the same general type now conducted by the Company and its Restricted Subsidiaries.

     "Unrestricted Subsidiary" is defined to mean (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated, provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an "Incurrence" of such Debt and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Debt and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Restricted Subsidiary Debt" and "Limitation on Restricted Payments" covenants described above. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be incurred for all purposes of the Indenture and (y) no Default or

Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" is defined to mean securities which are (i) direct obligations of the U.S. for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the U.S. the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S., which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" is defined to mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person.

     "Wholly-Owned Subsidiary" is defined to mean, with respect to any Person, any Restricted Subsidiary of such Person if all the Capital Stock or other ownership interests in such Restricted Subsidiary having ordinary voting power to elect the entire board of directors or entire group of other persons performing similar functions (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not result in any federal income tax consequences to Holders. When a Holder exchanges an Old Note for a New Note pursuant to the Exchange Offer, the Holder will have the same adjusted basis and holding period in the New Note as in the Old Note immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale. The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.

     The Company has agreed in the Registration Rights Agreement to indemnify each broker-dealer reselling New Notes pursuant to this Prospectus, and their officers, directors and controlling persons, against certain liabilities in connection with the offer and sale of the New Notes, including liabilities under the Securities Act, or to contribute to payments that such broker-dealers may be required to make in respect thereof.

     The Company does not intend to list the Notes on any securities exchange. The Company has been advised by the Initial Purchasers that they currently intend to make a market in the Notes as permitted by applicable laws and regulations. The Initial Purchasers are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time at the sole discretion of the Initial Purchasers. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Notes.


                                 LEGAL MATTERS

     The legality of the New Notes offered hereby will be passed upon for the Company by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

     The financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus from the Company's Current Report on Form 8-K, filed November 6, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Companhia Energetica de Minas Gerais -- CEMIG for the years ended December 31, 1996 and 1995, prepared in accordance with accounting principles generally accepted in Brazil, incorporated by reference in this Prospectus from Item 7 of the Current Report on Form 8-K of The AES Corporation filed July 16, 1997, have been audited by Price Waterhouse Auditores Independentes, Belo Horizonte, Brazil, independent accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Companhia Centro-Oeste de Distribuicao de Energia Electrica -- CEEE D2 (formerly Midwest Division of Companhia Estadual de Energia Eletrica -- CEEE) as at and for the nine-month period ended September 30, 1997, prepared in accordance with accounting practices originating in Brazil's Corporation Law, incorporated by reference in this Prospectus from Item 7 of the Current Report on Form 8-K of The AES Corporation, filed January 9, 1998, have been audited by Ernst & Young Auditores Independentes S.C., Porto Alegre, Brazil, independent accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

[GRAPHIC OMITTED]

                                     PART II


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Company's By-Laws, and in accordance with Section 145 of the Delaware General Corporation Law ("GCL"), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of the Company to procure a judgment in its favor, which is hereinafter referred to as a "derivative action") by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was serving in such capacity or as an agent at the request of the Company for another entity, to the full extent authorized by Delaware law, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. Agents of the Company may be similarly indemnified, at the discretion of the Board of Directors.

     Under Section 145 of the GCL, a similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and only for such expenses as the court shall deem proper.

     Pursuant to Company's By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by the Company. However, such advances will only be made upon the delivery of an undertaking by or on behalf of the indemnified person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification.

     In addition, under the Company's By-Laws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or of another corporation against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of the Company's By-Laws.


ITEM 21. EXHIBITS

EXHIBIT                                         DESCRIPTION
-------                                         -----------
4.1       Indenture dated as of October 29, 1997 between The AES Corporation and The First National
          Bank of Chicago, as trustee
4.1.2     First Supplemental Indenture dated as of November 21, 1997 between The
          AES Corporation and The First National Bank of Chicago, as trustee
4.2       Registration Rights Agreement dated as of October 29, 1997 among The AES Corporation and
          J.P. Morgan Securities Inc. and Salomon Brothers Inc.
5         Opinion of Davis Polk & Wardwell
12        Statement  re:  Computation  of ratio  of  earnings  to fixed  charges
          (incorporated  by  reference  to Exhibit  12.1 to  Amendment  No. 1 to
          Registration  Statement No.  333-39857 filed by The AES Corporation on
          November 19, 1997).
23.1      Consent of Deloitte & Touche LLP
23.2      Consent of Price Waterhouse
23.3      Consent of Ernst & Young
23.4      Consent of Davis Polk & Wardwell (included in Exhibit 5.)

EXHIBIT                                            DESCRIPTION
-------                                            ------------
25.1      Statement of  Eligibility  under the Trust  Indenture  Act of 1939, as amended, of The First National Bank of Chicago, as Trustee
99.1      Form of Letter of Transmittal
99.2      Form of Notice of Guaranteed Delivery
99.3      Form of Letter to Clients
99.4      Form of Letter to Nominees
99.5      Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner


----------------


ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia on January 23, 1998.


                                          THE AES CORPORATION



                                          By: /s/ Dennis W. Bakke
                                              ----------------------------------
                                              Dennis W. Bakke
                                              President and Chief Executive
                                              Officer

     The Registrant and each person whose signature appears below constitutes and appoints Dennis W. Bakke and William R. Luraschi and any agent for service named in this Registration Statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement to sign any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                         TITLE                         DATE
          ---------                         -----                         ----
      /s/ ROGER W. SANT          Chairman of the Board              January 23, 1998
 ---------------------------
          Roger W. Sant

     /s/ DENNIS W. BAKKE         President, Chief Executive         January 23, 1998
 ---------------------------     Officer and Director (Principal
         Dennis W. Bakke         Executive Officer)


     /s/ VICKI-ANN ASSEVERO      Director                           January 23, 1998
 ---------------------------
         Vicki-Ann Assevero

    /s/  DR. ALICE F. EMERSON    Director                           January 23, 1998
 ----------------------------
         Dr. Alice F. Emerson

   /s/ ROBRET F. HEMPHILL, JR.   Director                           January 23, 1998
 -----------------------------
       Robert F. Hemphill, Jr.

   /s/   FRANK JUNGERS           Director                           January 23, 1998
 ---------------------------
         Frank Jungers

  /s/ DR. HENRY R. LINDEN        Director                           January 23, 1998
 ---------------------------
      Dr. Henry R. Linden

          SIGNATURE                         TITLE                         DATE
          ---------                         -----                         ----
 /s/   JOHN H. MCARTHUR          Director                           January 23, 1998
---------------------------
       John H. McArthur

 /s/     HAZEL O'LEARY           Director                           January 23, 1998
 ---------------------------
         Hazel O'Leary

 /s/ THOMAS I. UNTERBERG         Director                           January 23, 1998
 ---------------------------
     Thomas I. Unterberg

 /s/ ROBERT H. WATERMAN, JR.     Director                           January 23, 1998
 ---------------------------
     Robert H. Waterman, Jr.

      /s/ BARRY J. SHARP         Vice President and                 January 23, 1998
 ---------------------------     Chief Financial Officer
          Barry J. Sharp         (Principal Financial and
                                 Accounting Officer)

By: /s/ WILLIAM R. LURASCHI                                         January 23, 1998
 ---------------------------
        William R. Luraschi
         Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                                            SEQUENTIALLY
EXHIBITS                            DESCRIPTION OF EXHIBIT                                  NUMBERED PAGE
--------                            ----------------------                                  -------------
4.1        Indenture  dated as of October 29, 1997  between The AES  Corporation and The First National Bank of Chicago, as trustee
4.1.2      First  Supplemental  Indenture  dated as of November 21, 1997 between
           The AES  Corporation  and The  First  National  Bank of  Chicago,  as
           trustee
4.2        Registration  Rights Agreement dated as of October 29, 1997 among The
           AES Corporation and J.P. Morgan  Securities Inc. and Salomon Brothers
           Inc.
5          Opinion of Davis Polk & Wardwell
12         Statement  re:  Computation  of ratio of  earnings  to fixed  charges
           (incorporated  by reference  to Exhibit  12.1 to  Amendment  No. 1 to
           Registration  Statement No. 333-39857 filed by The AES Corporation on
           November 19, 1997).*
23.1       Consent of Deloitte & Touche LLP
23.2       Consent of Price Waterhouse
23.3       Consent of Ernst& Young
23.4       Consent of Davis Polk & Wardwell  (included  in Exhibit  5.)
25.1       Statement of  Eligibility  under the Trust  Indenture Act of 1939, as amended, of The First National Bank of Chicago, as Trustee
99.1       Form of Letter of Transmittal
99.2       Form of Notice of Guaranteed Delivery
99.3       Form of Letter to Clients
99.4       Form of Letter to Nominees
99.5       Form of Instructions to Registered Holder and/or Book-Entry Transfer Partic-
           ipant from Owner

----------------

* Incorporated by reference to other documents (see Item 16) and not included herein.